UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ⌧

Filed by a Party other than the Registrant ◻

Check the appropriate box:

⌧	Preliminary Proxy Statement
◻	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
◻	Definitive Proxy Statement
◻	Definitive Additional Materials
◻	Soliciting Material under §240.14a-12

CAPSTONE GREEN ENERGY CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
⌧ No fee required.
◻ Fee computed on table in exhibit required per Exchange Act Rules 14a-6(i)(1) and 0-11.
◻ Fee paid previously with preliminary materials.

CAPSTONE GREEN ENERGY CORPORATION

16640 Stagg Street

Van Nuys, California 91406

July [ ], 2022

Dear Capstone Green Energy Stockholder:

You are cordially invited to attend the 2022 annual meeting of stockholders (the “Annual Meeting”) of Capstone Green Energy Corporation (the “Company”) to be held virtually on September 12, 2022, at 11:00 a.m., pacific daylight savings time. You can attend the Annual Meeting via the Internet, vote your shares electronically and submit your questions during the Annual Meeting, by visiting www.virtualshareholdermeeting.com/CGRN2022 (there is no physical location for the Annual Meeting). You will need to have your 16-Digit Control Number included on your Notice or your proxy card (if you received a printed copy of the proxy materials) to join the Annual Meeting.

Details of the business to be conducted at the Annual Meeting are provided in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

In accordance with rules adopted by the Securities and Exchange Commission, we are mailing to our stockholders a Notice of Internet Availability instead of a paper copy of the Proxy Statement and our 2022 Annual Report to Stockholders. The Notice of Internet Availability contains instructions on how stockholders can access the documents over the Internet as well as how stockholders can receive a paper copy of our proxy materials, including the Proxy Statement, the 2022 Annual Report to Stockholders and a proxy card.

Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted. Therefore, I urge you to vote by proxy as soon as possible over the Internet as instructed in the Notice of Internet Availability or, if you receive paper copies of the proxy materials by mail, you can vote over the Internet, by phone or by mail by following the instructions on the proxy card. Any stockholder attending the Annual Meeting may vote by Internet during the meeting, even if you have already voted.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the Company.

Sincerely,

Darren R. Jamison President and Chief Executive Officer

Van Nuys, California

YOUR VOTE IS IMPORTANT

PLEASE VOTE AS PROMPTLY AS POSSIBLE.

CAPSTONE GREEN ENERGY CORPORATION

16640 Stagg Street

Van Nuys, California 91406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held September 12, 2022

The Capstone Green Energy Corporation (the “Company” or “Capstone”) 2022 annual meeting of stockholders (the “Annual Meeting”) will be held virtually on September 12, 2022, at 11:00 a.m., pacific daylight savings time, for the following purposes:

1.

To elect the following individuals to Capstone’s Board of Directors (the “Board” or “Board of Directors”) to serve until the next annual meeting or until their successors have been elected and qualified: Robert C. Flexon, Darren R. Jamison, Yon Y. Jorden, Robert F. Powelson, Denise M. Wilson and Ping Fu;

2.	To approve an amendment to increase the number of shares available for issuance under the Capstone Green Energy Corporation 2017 Equity Incentive Plan by 600,000;

3.	To hold a non-binding advisory vote on the compensation of our named executive officers;

4.

To ratify an amendment to the Company’s Rights Agreement with Broadridge Financial Solutions, Inc., as rights agent, dated as of May 6, 2019 (the “NOL Rights Agreement”), extending the Final Expiration Date under the NOL Rights Agreement from May 6, 2022 to May 6, 2025;

5.	To ratify the appointment of Marcum LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2023; and

6.	To transact any other business that is properly brought before the Annual Meeting or any adjournments or postponements thereof.

The foregoing items of business are more fully described in the accompanying Proxy Statement. The Board of Directors has fixed the close of business on July 18, 2022 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of record of the Company’s common stock at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

Whether or not you plan to attend the Annual Meeting, please vote promptly. The proxy is being solicited on behalf of the Board of Directors of Capstone for use at the Annual Meeting.

This year’s Annual Meeting will be held entirely via the Internet. To assure your representation at the annual meeting, we urge you, regardless of whether you plan to attend the annual meeting online, to sign, date and return the proxy card (if you received printed materials) or to vote over the telephone or on the Internet as instructed in these proxy materials so that your shares will be represented at the annual meeting. If your shares are held in “street name,” that is, held for your account by a broker or other nominee, you will receive instructions from the holder of record that you must follow for your shares to be voted.

A list of record holders of the Company’s common stock entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the Annual Meeting, at our offices located at 16640 Stagg Street Van Nuys, California 91406, during normal business hours for ten days prior to the Annual Meeting and available during the Annual Meeting for examination by the stockholders during the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2022.

To be admitted to the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2022, you must enter the 16-digit control number included on your Notice of Internet Availability or your proxy card (if you received a printed copy of the proxy materials). We encourage you to access the annual meeting before it begins. Online check-in to access the meeting will start shortly before the meeting on September 12, 2022. If you attend the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2022, you may vote electronically during the meeting even if you have previously returned a proxy. Stockholders will also have the opportunity to submit questions during the Annual Meeting at www.virtualshareholdermeeting.com/CGRN2022 by logging on with your control number. A technical support telephone number will be posted on the log-in page of www.virtualshareholdermeeting.com/CGRN2022 that you can call if you encounter any difficulties accessing the virtual meeting during check-in or during the meeting.

By Order of the Board of Directors,

Scott Robinson Secretary

Van Nuys, California

July [ ], 2022

CAPSTONE GREEN ENERGY CORPORATION

16640 Stagg Street

Van Nuys, California 91406

PROXY STATEMENT

For Annual Meeting Of Stockholders

To Be Held September 12, 2022

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND PROXY MATERIALS

Who is soliciting my vote?

The Board of Directors of the Company is soliciting your vote for the 2022 Annual Meeting of Stockholders.

When is the 2022 Annual Meeting and how do I attend?

This proxy statement (the “Proxy Statement”) is furnished in connection with the solicitation of proxies by the Board of Directors of Capstone Green Energy Corporation (the “Company” or “Capstone”) from holders of issued and outstanding shares of the Company’s common stock, par value $.001 per share (“Common Stock”), to be voted at the 2022 annual meeting of stockholders (the “Annual Meeting”), to be held virtually on September 12, 2022, at 11:00 a.m., pacific daylight savings time, for the purposes set forth in the accompanying notice and herein, and any adjournments or postponements thereof. The Annual Meeting will be held virtually via a live interactive audio webcast on the Internet. You will be able to vote and submit your questions during the meeting at www.virtualshareholdermeeting.com/CGRN2022.

How can I obtain the proxy materials?

A copy of Capstone’s 2022 Annual Report to Stockholders (the “2022 Annual Report”) and the Proxy Statement and accompanying proxy card were first mailed or made available to stockholders on or about July [ ], 2022. The 2022 Annual Report includes Capstone’s audited consolidated financial statements.

Why did I receive a one-page notice in the mail regarding the internet availability of proxy materials instead of a full set of proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission (“SEC”), the Company has elected to provide access to its proxy materials via the Internet. Accordingly, the Company is sending a Notice of Internet Availability of Proxy Materials (“Notice”) to its stockholders. All stockholders will be able to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages stockholders to take advantage of the availability of the proxy materials on the Internet to help reduce the cost of printing and mailing documents to you and reduce the environmental impact of its annual meetings.

How can I obtain electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to view on the Internet the Company’s proxy materials for the Annual Meeting. Additionally, when you vote online you can also sign up to receive future proxy materials by email.

The Company’s proxy materials also are available on its investor relations website at http://ir.capstonegreenenergy.com/investor-kit under “Investor Kit.”

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

How many votes can be cast by all stockholders?

If you were a stockholder of record of Common Stock at the close of business on July 18, 2022, you are entitled to notice of, and to vote at, the Annual Meeting. As of the record date, 15,315,565 shares of Common Stock were outstanding. Each stockholder of record on July 18, 2022, is entitled to one vote for each share of Common Stock held by such stockholder on that date.

How is the quorum reached?

The required quorum for the transaction of business at the Annual Meeting is holders of a majority of the shares entitled to vote at any meeting of stockholders, present in person or represented by proxy, as of the record date. For purposes of determining a quorum, abstentions and broker non votes are counted as present.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining whether a quorum is present. With respect to the election of directors (Proposal 1), broker non-votes and abstentions would have no effect on determining the nominees elected. With respect to Proposal 4, abstentions would have no effect on whether the proposal is passed. However, with respect to Proposals 2, 3, and 5, abstentions have the same effect as votes cast AGAINST each such matter. If a broker indicates on the proxy that it does not have discretionary authority as to Proposals 1, 2, 3, and 4, broker non-votes will have no effect on these proposals, while for Proposal 5, your broker will be able to vote on this proposal even if it does not receive instructions from you, so there will not be any broker non-votes in connection with that proposal.

What happens if I do not give specific voting instructions?

Stockholders of Record: Proxies properly executed, duly returned to us and not revoked will be voted in accordance with the instructions given. Where no instructions are given, subject to the requirements described below, such proxies will be voted: FOR the election of each of the six nominees for director listed in this Proxy Statement to serve until the next annual meeting or until their successors have been elected and qualified; FOR the approval of the amendment to the Capstone Green Energy Corporation 2017 Equity Incentive Plan; FOR the approval of the non-binding, advisory vote on the compensation of our named executive officers (“NEOs”); FOR the amendment to the NOL Rights Agreement; and FOR the ratification of the appointment of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. If any matter not described in this Proxy

Statement is properly presented for action at the Annual Meeting, the persons acting as proxies will have discretionary authority to vote on the action according to their best judgment. Each stockholder of record on July 18, 2022 is entitled to one vote for each share of Common Stock held by such stockholder on that date.

Beneficial Owners of Shares Held in Street Name: If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, then, under applicable rules, the organization that holds your shares may generally vote on “routine” matters but cannot vote on “non-routine” matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, that organization will indicate on the proxy card that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.” For Proposals 1, 2, 3, and 4, broker non-votes will have no effect on these proposals, while for Proposal 5, your broker will be able to vote on the proposal even if it does not receive instructions from you, so there will not be any broker non-votes in connection with the proposal. We urge you to give voting instructions to your broker on all proposals.

Can I change my vote?

You may revoke your proxy at any time before it is actually voted at the Annual Meeting by: (i) delivering written notice of revocation to the Secretary of Capstone at our address above; (ii) submitting a later dated proxy; or (iii) attending the Annual Meeting and voting by the Internet. Attendance at the Annual Meeting will not, by itself, constitute revocation of the proxy.

How do I vote my shares?

Whether you hold shares directly as the stockholder of record or through a broker, trustee or other nominee, as the beneficial owner you may direct how your shares are voted without attending the Annual Meeting. If your shares are registered directly in your name, you are encouraged to vote their proxies by the Internet, by telephone or by completing, signing, dating and returning a proxy card, but not by more than one method. If you vote by Internet or telephone, you do not need to return a proxy card. If you vote by more than one method, only the last vote that is submitted will be counted and each previous vote will be disregarded. Please refer to the instructions provided in the Notice of Internet Availability or proxy card provided to you for information on the available voting methods. If your shares are held in “street name” by a bank, broker or other nominee, that person, as the record holder of your shares, is required to vote your share in according to your instructions. Your bank, broker or other nominee will send you directions on how to vote your shares.

How does the board of directors recommend that I vote?

Our board of directors unanimously recommends that you vote:

1.“FOR” the election of each of the nominees for director;
2.“FOR” approving an amendment to increase the number of shares available for issuance under the Capstone Green Energy Corporation 2017 Equity Incentive Plan by 600,000;
3.“FOR” a non-binding advisory vote on the compensation of our named executive officers;
4.“FOR” approving an amendment to the NOL Rights Agreement to extend the Final Expiration Date under the NOL Rights Agreement from May 6, 2022 to May 6, 2025; and
5.“FOR” the ratification of the appointment of Marcum LLP as our independent registered public accounting firm for our fiscal year ended March 31, 2023.

What is the voting requirement to approve each of the proposals?

With respect to the election of directors (Proposal 1), directors will be elected by a plurality of the votes cast (meaning that the six director nominees who receive the highest number of shares voted “FOR” their election are elected). In other words, because there are no other nominees for election as directors other than the persons named in the enclosed proxy card and assuming each of those persons receives at least one vote, all of them will be re-elected to our Board. You may: (a) vote for all director nominees as a group; (b) withhold authority to vote for all director nominees as a group; or (c) vote for all director nominees as a group except those nominees you identify on the appropriate line. Votes that are withheld and broker non-votes will also have no effect on the outcome of the election of directors.

With respect to approval of the amendment to increase the number of shares available for issuance under the Capstone Green Energy Corporation 2017 Equity Incentive Plan (Proposal 2), the affirmative vote of a majority of shares represented at the Annual Meeting and entitled to vote is required. For purposes of determining whether this proposal has passed, abstentions will have the effect of votes AGAINST the proposal. Broker non-votes will have no effect on this proposal.

With respect to the non-binding advisory vote on the compensation of our named executive officers (Proposal 3), the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve this resolution. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of the Company or the Board of Directors, the Compensation and Human Capital Committee will take into account the outcome of the vote when considering future executive compensation decisions. For purposes of determining whether this proposal has passed, abstentions will have the effect of votes AGAINST this proposal. Broker non-votes will have no effect on this proposal.

With respect to approval of the amendment to the NOL Rights Agreement (Proposal 4), the affirmative vote of a majority of votes cast is required. For purposes of determining whether this proposal has passed, abstentions and broker non-votes will have no effect on this proposal.

With respect to Proposal 5, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required for the ratification the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. For purposes of determining whether this proposal has passed, abstentions will have the effect of votes AGAINST the proposal. As noted above, there will be no broker non-votes in respect of this proposal.

What do I need to be able to attend the Annual Meeting online?

We will be hosting our Annual Meeting via live webcast only. Any stockholder can attend the Annual Meeting live online at www.virtualshareholdermeeting.com/CGRN2022. The webcast will start at 11:00 a.m. pacific daylight savings time on September 12, 2022. Stockholders may vote and ask questions while attending the Annual Meeting online. In order to be able to attend the annual meeting, you will need the 16-digit control number, which is on your Notice of Internet Availability, proxy card or in the instructions accompanying your proxy materials.

Why is this Annual Meeting being held virtually?

We are excited to provide ease of access, real-time communication, and cost savings for our stockholders. We believe that hosting a virtual meeting provides easy access for our stockholders and facilitates participation since stockholders can participate from any location around the world. You will be able to participate in the annual meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/CGRN2022. You also will be able to vote your shares by Internet before or during the Annual Meeting.

How can I submit a question at the Annual Meeting?

If you would like to submit a question during the annual meeting, log into www.virtualshareholdermeeting.com/CGRN2022 by using the 16-digit control number, which is on your proxy card or in the instructions accompanying your proxy materials, type your question into the “Ask a Question” field, and click “Submit.” Questions pertinent to meeting matters will be read and answered during the meeting, subject to time constraints. The questions and answers will be available as soon as practicable after the annual meeting at www.virtualshareholdermeeting.com/CGRN2022 and will remain available for one week after posting.

What if I have technical difficulties or trouble accessing the Annual Meeting?

If you encounter any technical difficulties with accessing the audio webcast on the meeting day, a phone number will be posted 15 minutes before the meeting start time, on September 12, 2022. Technical support will be available starting at 10:30 a.m. pacific daylight savings time, 30 minutes before the meeting start time and will remain available until the annual meeting has ended.

Who pays for the cost of soliciting proxies?

We will pay the expense of soliciting proxies and the cost of preparing, assembling and mailing material in connection with the solicitation of proxies. In addition, we have engaged The Proxy Advisory Group, LLC, to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000 in total. Our directors, officers or employees may solicit proxies by mail, e-mail, telephone, facsimile or other means. These individuals will not receive any additional compensation for these efforts.

What is the deadline to propose actions for consideration or to nominate individuals to serve as directors at the 2023 Annual Meeting?

Stockholder proposals or nominations for directors intended to be presented at the 2023 annual meeting of stockholders (the “2023 Annual Meeting”) must be in writing and received at Capstone’s principal executive offices no later than the close of business on March 19, 2023, and must comply with Capstone’s bylaws, the policy of the Company’s Governance and Sustainability Committee (as more fully described in the “Director Recommendation and Nomination Process” section elsewhere in this Proxy Statement), and the proxy rules of the Securities and Exchange Commission (the “SEC”). If appropriate notice of a stockholder proposal is received at Capstone’s principal executive offices after the close of business 5:00 pm, pacific standard time on March 19, 2023, the proposal will be deemed untimely. Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company’s bylaws, an untimely proposal will not be included in the Company’s proxy statement or proxy card for the 2023 Annual Meeting and cannot be brought before the 2023 Annual Meeting by the proponent. If the date of our annual meeting is moved by more than 30 days from the date of the previous year’s annual meeting, then notice must be received no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was made, whichever comes first. If that happens, we will publicly announce the deadline for submitting a proposal in a press release or in a document filed with the SEC. Nothing in this paragraph shall be deemed to require us to include in our proxy statement and proxy card for such meeting any stockholder proposal which does not meet the requirements of the SEC in effect at the time. Any such proposal will be subject to Rule 14a-8 of the Exchange Act.

In addition to stockholder nominations made in accordance with the procedures described above, Capstone’s Governance and Sustainability Committee will consider stockholder recommendations of candidates for election to the Board of Directors if such recommendations are submitted by the date and in accordance with the policies described in the “Director Recommendation and Nomination Process” section elsewhere in this Proxy Statement.

The date of this Proxy Statement is July [ ], 2022.

PROPOSAL 1

ELECTION OF DIRECTORS TO THE BOARD OF DIRECTORS

Introduction

At the Annual Meeting, six Directors will be elected, each to serve until the 2023 Annual Meeting and until such Director’s successor is duly elected and qualified or until such Director’s earlier resignation or removal. Upon the recommendation of the Governance and Sustainability Committee, the Board of Directors has nominated Robert C. Flexon, Darren R. Jamison, Yon Y. Jorden, Robert F. Powelson, Denise M. Wilson, and Ping Fu for re-election, as Directors. Shares represented by each properly executed proxy will be voted for the re-election of Robert C. Flexon, Darren R. Jamison, Yon Y. Jorden, Robert F. Powelson, Denise M. Wilson, and Ping Fu as Directors, unless contrary instructions are set forth on such proxy. Proxies cannot be voted for a greater number of individuals than the number of nominees. Each nominee has agreed to stand for re-election and to serve, if elected, as a Director. However, if any nominee fails to stand for re-election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Information About Our Directors

The number of Directors of the Company is presently fixed at six (6) and the Board of Directors currently consists of six (6) members.

The Board of Directors has determined that Mr. Flexon, Ms. Fu, Ms. Jorden, Mr. Powelson, and Ms. Wilson are independent directors as defined in Rule 5605(a)(2) under the Marketplace Rules of the National Association of Securities Dealers, Inc. (the “NASDAQ Rules”).

The positions of Chief Executive Officer and Chair of the Board are currently each filled by a different individual, Mr. Jamison and Mr. Flexon, respectively. If the position of Chair of the Board is vacant, or if he or she is absent, the Chief Executive Officer presides, when present, at meetings of stockholders.

Additionally, our Board of Directors has Compensation and Human Capital, Audit and Governance and Sustainability Committees. Ms. Wilson, Ms. Jorden, and Mr. Powelson will each serve as a Committee Chair, with Ms. Wilson serving as Chair of the Compensation and Human Capital Committee, Ms. Jorden serving as Chair of the Audit Committee and Mr. Powelson serving as Chair of the Governance and Sustainability Committee.

The Chair of the Board, Chairs of the committees, as well the remaining members of the Board of Directors, all have relevant experience and background to provide leadership and guidance to the Company and the Company’s management. Specifically, the members of the Board of Directors have relevant leadership, technology, finance, industry, and market experience necessary for their positions as directors of the Company and provide for a leadership structure that is appropriate for the Company.

Set forth below is certain information regarding the nominees for election as Directors of the Company. The ages of and biographical information regarding the nominees is based on information furnished to the Company by each nominee and is as of July 18, 2022.

Directors	Age	Director Since	Audit Committee	Compensation & Human Capital Committee	Governance & Sustainability Committee
Robert C. Flexon(1)	63	2018	X
Darren R. Jamison	56	2006
Yon Y. Jorden	67	2017	X	X
Robert F. Powelson	53	2019		X	X
Denise M. Wilson	62	2019		X	X
Ping Fu	64	2021	X		X

(1)	Chair of the Board.

Board Diversity Matrix (As of July 18, 2022)
Board Size:
Total Number of Directors	6
	Female	Male	Non- Binary	Did not Disclose Gender
Gender:
Directors	3	3	0	0
Number of Directors who identify in Any of the Categories Below:
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	2	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	0	3	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did not Disclose Demographic Background	1

The principal occupation and business experience for at least the last five years for each nominee is set forth below. The biographies of each of the Directors below contains information regarding the person’s service as a director, business experience, director positions held currently or at any time during the last five years, information regarding the experiences, qualifications, attributes or skills that caused the Governance and Sustainability Committee and the Board of Directors to determine that the person should serve as a Director.

Robert C. Flexon. Mr. Flexon has been a director since April 2018 and has served as Chair since January 2021. Mr. Flexon has served as a director of PG&E Corporation (NYSE:PCG) since June 2020 and as a director for Charah Solutions, Inc. (NYSE: CHRA) since June 2018. Mr. Flexon was President and Chief Executive Officer and Director of Dynegy Inc. (NYSE: DYN), a power generating company that owns and operates a number of natural gas-fueled or coal-fueled power stations in the U.S, from July 2011 to April 2018. Certain subsidiaries of Dynegy filed for bankruptcy in November 2011 under Chapter 11 of the U.S. Bankruptcy Code. Prior to joining Dynegy, Mr. Flexon served as the Chief Financial Officer of UGI Corporation (NYSE: UGI), a distributor and marketer of energy products and related services from February 2011 to July 2011. Mr. Flexon was the Chief Executive Officer of Foster Wheeler

AG (NASDAQ: FWLT) from June to October 2010 and the President and Chief Executive Officer of Foster Wheeler USA from November 2009 to May 2010. Prior to joining Foster Wheeler, Mr. Flexon was Executive Vice President and Chief Financial Officer of NRG Energy, Inc. (NYSE: NRG) from February to November 2009. Mr. Flexon previously served as Executive Vice President and Chief Operating Officer of NRG Energy from March 2008 to February 2009 and as its Executive Vice President and Chief Financial Officer from 2004 to 2008. Prior to joining NRG Energy, Mr. Flexon held executive positions with Hercules, Inc. and various key positions, including General Auditor, with Atlantic Richfield Company. In addition, Mr. Flexon was a CPA with the former Cooper & Lybrand from 1980 to 1987. Mr. Flexon served on the public board of directors of Foster Wheeler from 2006 until 2009 and from May to October 2010 and of Westmoreland Coal Company from 2016 to 2019. He served on the Board of Directors for Genesys Works-Houston, an organization that transforms the lives of disadvantaged high school students through meaningful work experience from 2016 to 2021. He also served on the board of directors of Baker Ripley, a Texas non-profit organization that connects low income people to opportunities, from 2014 to 2016. Mr. Flexon holds a Bachelor of Science degree in Accounting from Villanova University. He became a Certified Public Accountant (inactive) in the State of Pennsylvania.

Among his other skills and expertise, Mr. Flexon brings to the Board of Directors over a decade of experience in accounting and financial matters and has a breadth of executive management experience. In his years as an energy industry executive, he has developed a deep comprehension of wholesale power generation markets and customers.

Darren R. Jamison. Mr. Jamison joined Capstone in December 2006 as President and Chief Executive Officer, and has been a director since December 2006. He also served as a director for Endurance Wind Power, a privately held Canadian-headquartered wind turbine manufacturer, from December 2015 to October 2016. Mr. Jamison joined Capstone from Northern Power Systems, Inc., a company that designs, manufactures and sells wind turbines into the global marketplace, where he served as President and Chief Operating Officer and Executive Vice President of Operations. Prior to joining Northern Power Systems, Inc., Mr. Jamison was Vice President and General Manager of Distributed Energy Solutions for Stewart & Stevenson Services, Inc., a leading designer, manufacturer and marketer of specialized engine-driven power generation equipment to the oil and gas, renewable and energy efficiency markets. He holds a Bachelor of Arts degree in Business Administration and Finance from Seattle University.

Among his other skills and expertise, Mr. Jamison brings to the Board of Directors his unique perspective as President and Chief Executive Officer of the Company and substantial executive and industry experience within the Company’s major market verticals.

Yon Y. Jorden. Ms. Jorden has been a director since April 2017. Ms. Jorden also currently serves as director and audit committee member of Cohu, Inc. (NASDAQ: COHU), which is a global leader in back-end semiconductor equipment and services, delivering leading-edge solutions for the manufacturing of semiconductors. She has also served as director and audit committee member of Alignment Healthcare, Inc. (NASDAQ: ALHC), which is a tech-enabled Medicare Advantage plan company, since January 2022. Additionally, she serves as a director and finance committee member of Methodist Health System, a not for profit Texas-based hospital system since 2008. Prior to her current roles, Ms. Jorden served as director, chairperson of the compensation committee and a member of the audit committee and the governance and nominating committee the latter of which she previously served on as chairperson, for Maxwell Technologies (NASDAQ: MXWL), a leader in development and manufacturing of energy storage and power delivery solutions from 2008 to 2017. In addition, she also served as director and chairperson of the audit committee of Magnatek, Inc., (NASDAQ: MAG) a manufacturer of digital power control systems, U.S. Oncology, a privately-held oncology services company, and BioScrip, (NASDAQ: BIOS) a national provider of infusion and home care management solutions. During her business career she has served as chief financial officer of four publicly traded companies, including as Executive Vice President and Chief Financial Officer of AdvancePCS (NASDAQ: ADVP), a pharmacy benefits management company from 2002 to 2004. Previously she was chief financial officer of Informix, a NASDAQ-listed technology company, Oxford Health Plans, a NASDAQ-listed provider of managed health care services, and WellPoint, Inc., a NYSE-listed managed care company. Ms. Jorden received her Bachelor of Science degree in Accounting from the California State University, Los Angeles. Earlier in her career, she was a senior auditor with Arthur Andersen & Co., where she became a Certified Public Accountant (inactive) in the State of California.

Among her other skills and expertise, Ms. Jorden brings to the Board of Directors decades of extensive experience as both a chief financial officer as well as a board member in all areas of corporate governance and finance including mergers and acquisitions, structuring IPOs, restructurings, and managing public debt and equity offerings. Ms. Jorden is a board leadership fellow of the National Association of Corporate Directors, demonstrating her commitment and leadership as a board member.

Robert F. Powelson. Mr. Powelson has been a director since June 2019. Mr. Powelson has served as the President and Chief Executive Officer of the National Association of Water Companies (“NAWC”) since June 2018. Prior to joining NAWC, Mr. Powelson was nominated to the Federal Energy Regulatory Commissioner (“FERC”) by President Donald J. Trump in May 2017, confirmed by the U.S. Senate in August 2017, and served as a member of FERC until August 2018. Prior to his appointment to FERC, Mr. Powelson served on the Pennsylvania Public Utility Commission (“PUC”) from June 2008 to August 2017, and served as the PUC’s chairman from February 2011 to May 2015. Mr. Powelson also served on Pennsylvania’s Marcellus Shale Advisory Commission from March 2011 to July 2011. Prior to joining the PUC, Mr. Powelson served as president of the Chester County Chamber of Business & Industry from February 1994 to July 2008. Mr. Powelson was also a past president of the National Association of Regulatory Utility Commissioners (“NARUC”), where he also was a member of the board of directors from March 2011 to July 2017. Mr. Powelson served as chairman of the NARUC Committee on Water and Power and represented the Water Committee on NARUC’s Task Force on Climate Policy. Mr. Powelson holds a Masters of Governmental Administration from the University of Pennsylvania and a Bachelor of Arts from St. Joseph’s University.

Among his other skills and expertise, Mr. Powelson brings to the board of directors extensive expertise in public utilities, the regulatory environment and public policy.

Denise M. Wilson. Ms. Wilson has been a director since November 2019. Ms. Wilson served as Executive Vice President and President, Alternative Energy Businesses for NRG Energy, Inc., (NYSE: NRG), an independent power company with generation, energy retail business and cleantech ventures, from July 2011 through January 2016. Ms. Wilson served as Executive Vice President and Chief Administrative Officer of NRG, from September 2008 through July 2011. Prior to September 2008, Ms. Wilson served as Executive Vice President, Human Resources for Nash-Finch Company, a national food distributor, and other various senior roles at NRG from 2000 through 2007. Prior to joining NRG, Ms. Wilson held various key positions as Vice President Human Resources with Metris Companies Inc. and Director, Human Resources with General Electric ITS. Ms. Wilson holds a Masters in Industrial Relations from the University of Minnesota.

Ms. Wilson brings to the Board of Directors extensive experience as President of a Fortune 500 company that generates electricity and provides energy solutions and natural gas to more than 3.7 million residential, small business, and commercial and industrial customers.

Ping Fu. Ms. Fu has been a director since August 2021. She currently serves on the board of directors of Live Nation Entertainment (NYSE: LYV), the world’s largest live entertainment Company, as well as the boards of Long Now Foundation, and Burning Man Project.

In 1996, Ms. Fu co-founded Geomagic, a leader in 3D imaging and 3D printing technologies that has fundamentally changed the way products are designed and manufactured around the world, and she served as its CEO until 2013. Following the acquisition by 3D Systems (NYSE: DDD) of Geomagic in 2013, Ms. Fu served as Chief Strategy Officer and Chief Entrepreneur Officer at 3D Systems until 2016. She was also part of the team that created the NCSA Mosaic software and HTTP server software which were key in the early development of the Internet.

Ms. Fu has received numerous awards for her leadership, including the Outstanding American by Choice award from U.S. Citizenship and Immigration Services, the Ernst & Young Entrepreneur of the Year award and Inc. Magazine’s Entrepreneur of the Year award. Ms. Fu’s book, Bend Not Break: A Life in Two Worlds, was on the New York Times bestseller list.

Ms. Fu brings to the Board of Directors extensive experience in senior executive and leadership positions, global business experience and expertise in technology trends, social change and policy making.

No director or officer has been involved in any legal proceedings required to be disclosed under Item 401(f) of Regulation SK.

Vote Required

A quorum being present, Directors shall be elected by a plurality of the votes cast (meaning that the seven Director nominees who receive the highest number of shares voted “FOR” their election are elected). Votes that are withheld and broker non-votes will have no effect on the outcome of the election of directors.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES OF THE BOARD OF DIRECTORS AS A DIRECTOR OF THE COMPANY.

GOVERNANCE OF THE COMPANY AND PRACTICES OF THE BOARD OF DIRECTORS

Board of Directors; Leadership Structure

The Board of Directors met eight (8) times during the fiscal year ended March 31, 2022 (the “2022 Fiscal Year” or “Fiscal 2022”). The Board of Directors has established an Audit Committee (the “Audit Committee”), a Compensation and Human Capital Committee (the “Compensation and Human Capital Committee”), and a Governance and Sustainability Committee (the “Governance and Sustainability Committee”). During Fiscal 2022, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors of the Company (held during the period for which he or she was a director) and (2) the total number of meetings of all committees of the Board of Directors of the Company on which the director served (during the periods that he or she served). The Company strongly encourages each member of the Board of Directors to attend each annual meeting of stockholders. All of the directors serving on the Board of Directors at the time attended the 2021 Annual Meeting. The Company’s independent directors met in executive session, without members of the Company’s management present, at all of the regularly scheduled meetings of the Board of Directors in Fiscal 2022.

The Board of Directors is committed to having a sound governance structure that promotes the best interests of all of the Company’s stockholders. To that end, the Board of Directors has evaluated and actively continues to examine emerging corporate governance trends and best practices. Stockholder perspectives play an important role in that process. The following are the key aspects of the Company’s governance structure:

●	The Board of Directors is predominantly independent. Of our six directors, only one (our President and Chief Executive Officer) is an employee of the Company. Further, the Board of Directors has affirmatively determined that all five of our other directors, are independent under SEC and NASDAQ corporate governance rules, as applicable.

●	All members of the Board of Directors are elected annually to one-year terms.

●	Our board committees are comprised exclusively of independent directors.

●	Our independent directors meet in executive session at every regularly scheduled board and committee meeting.

●	We have separated the roles of Chair of the Board of Directors and Chief Executive Officer. Our Chair focuses on board oversight responsibilities, strategic planning, setting board agendas and mentoring company officers, as well as facilitating communications between the Board of Directors and management.

●	Our Board of Directors is very active and our directors are engaged. As noted above, each of our directors attended more than 75% of the 2022 Fiscal Year board meetings and meetings of the committees on which such director served.

We believe our Board of Directors structure serves the interests of stockholders by balancing board continuity and the promotion of long-term thinking with the need for director accountability.

Risk Oversight

The Board of Directors oversees an enterprise-wide approach to risk management designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks the Company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the Company. The involvement of the full Board of Directors in setting the Company’s business strategy is a key part of its assessment of management’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the Company. The full Board of Directors participates in an annual enterprise risk management assessment.

While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from the Company’s internal auditors. In setting compensation, the Compensation and Human Capital Committee strives to create incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy and is responsible for oversight with respect to compensation and succession planning risks.

Audit Committee

The Audit Committee currently consists of Ms. Jorden (Chair), Ms. Fu, and Mr. Flexon. The Audit committee is constituted to comply with Section 3(a)(58)(A) of the Exchange Act and is responsible, among other items, for: (i) overseeing the Company’s accounting and financial reporting practices; (ii) annually retaining the independent public accountants as auditors of the financial statements and accounts of the Company; (iii) monitoring the scope of audits made by the independent public accountants and the audit reports submitted by the independent public accountants; (iv) overseeing the systems of internal control which management and the Board of Directors have established; and (v) discussing with management and the independent and internal auditors the Company’s major financial risk exposure and the steps taken to monitor and control such exposure. In addition, the Audit Committee has the duties of a “qualified legal compliance committee,” including monitoring and reviewing stockholder complaints, and also reviews and approves all related party transactions. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Audit Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2022, the Audit Committee held eight meetings. The Board of Directors has determined that Ms. Jorden, Ms. Fu, and Mr. Flexon are each an “audit committee financial expert,” as that term is defined by applicable rules adopted by the SEC. The Board of Directors has further determined that each member of the Audit Committee is independent and financially literate as defined by NASDAQ and SEC rules, as applicable.

Audit Committee Report

In performing its functions, the Audit Committee acts primarily in an oversight capacity. Management is responsible for the integrity of the Company’s financial statements, as well as its accounting and financial reporting process, principles and internal controls to assure compliance with accounting standards and applicable laws and regulations. The Company’s independent registered public accountants have the primary responsibility for performing an independent audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted auditing principles. Members of the Audit Committee are not professionally engaged in the practice of auditing or accounting, and all members are not experts in the fields of accounting or auditing, including auditor independence. The Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for preparing financial statements and reports and implementing internal controls over financial reporting. The Audit Committee also relies on the work and assurances of the Company’s internal auditors, which have the primary responsibility to test and evaluate the internal controls over financial reporting. In addition, the Audit Committee selects the Company’s independent registered public accountants and has the authority to engage independent counsel and other advisors as it deems necessary.

In this context, the Audit Committee has reviewed and discussed the audited consolidated financial statements of the Company contained in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2022 with management and Marcum LLP, the Company’s independent registered public accounting firm for the year ended March 31, 2022. The Audit Committee has discussed with Marcum LLP the matters required to be discussed by the Statement on Auditing Standard No. 1301, as currently in effect, “Communications with Audit Committees” as adopted by the Public Company Accounting Oversight Board, both with and without management present. In addition, the Audit Committee has received and reviewed the written disclosures and the letter from Marcum LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Marcum LLP’s communications with the Audit Committee concerning independence and has discussed with Marcum LLP their independence from the Company.

In the performance of their oversight function, the members of the Audit Committee necessarily relied upon the information, opinions, reports and statements presented to them by the management of the Company and by the independent auditors. Based on the review and discussions described above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K as of and for the year ended March 31, 2022 for filing with the SEC.

Audit Committee Yon Y. Jorden, Chair Robert C. Flexon Ping Fu

The information contained in this report shall not be deemed to be “soliciting material” or “filed” with the SEC or subject to Regulation 14A other than as provided in SEC Regulation S-K, Item 407 or subject to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically requests that the information be treated as soliciting material or specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Compensation and Human Capital Committee

The Compensation and Human Capital Committee currently consists of Ms. Wilson (Chair), Mr. Powelson, and Ms. Jorden. The Compensation and Human Capital Committee is comprised solely of directors who qualify as independent for purposes of NASDAQ rules in conformance with the Compensation and Human Capital Committee’s charter, and are “non-employee directors,” as defined in Rule 16b-3 under the Exchange Act and “outside directors,” as defined under Section 162(m) of the Internal Revenue Code of 1986, amended (the “Code”). The functions of the Compensation and Human Capital Committee include: (i) annually reviewing and recommending to the Board of Directors the corporate goals and objectives relevant to the compensation of our Chief Executive Officer, (ii) evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and, based on such evaluation, recommending to the Board of Directors the compensation of our Chief Executive Officer, (iii) determining the compensation of all executive officers other than the Chief Executive Officer, (iv) retaining, terminating and approving the compensation of any compensation advisors, (v) reviewing and approving our policies and procedures for the grant of equity based awards, (vi) reviewing and approving grants of awards under our incentive based compensation plans and equity based plans, (vii) reviewing and making recommendations to the Board of Directors with respect to director compensation, (viii) reviewing and overseeing the Company’s policies and practices relating to human capital management, (ix) reviewing, monitoring and providing recommendations to our Board of Directors on our workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, and ensuring a respectful workplace free of discrimination and harassment, and (x) reviewing and evaluating, at least annually, the performance of our Compensation and Human Capital Committee and its members, and reporting to the Board of Directors on the results of such evaluation. The Compensation and Human Capital Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Compensation and Human Capital Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2022, the Compensation and Human Capital Committee held ten meetings. Processes and procedures for determining executive and director compensation, including authority and delegation, and the role of executive officers, if any, are discussed in the section titled “Compensation of Officers and Directors.”

Governance and Sustainability Committee

The Governance and Sustainability Committee currently consists of Mr. Powelson (Chair), Ms. Wilson, and Ms. Fu. The Governance and Sustainability Committee is comprised solely of “independent directors” as defined by NASDAQ rules in conformance with the Governance and Sustainability Committee’s charter. The Governance and Sustainability Committee is responsible for, among other things, (i) monitoring corporate governance matters; (ii) recommending to the full Board of Directors candidates for election to the Board of Directors and committees of the Board of Directors; (iii) coordinating the Board of Directors evaluation process; (iv) providing general oversight in respect of corporate governance, social responsibility, and sustainability matters; and (v) overseeing succession planning of the CEO and other key positions. The Governance and Sustainability Committee operates under a written charter adopted by the Board of Directors, a copy of which is available on the Company’s website at www.capstonegreenenergy.com. Pursuant to its written charter, the Governance and Sustainability Committee reviews its charter on an annual basis for compliance, best practices and any other needed updates or changes. During Fiscal 2022, the Governance and Sustainability Committee held five meetings. The Governance and Sustainability Committee met subsequent to the end of Fiscal 2022 to recommend to the full Board of Directors each of the nominees for election to the Board of Directors as presented herein.

Board of Directors and Committee Performance Evaluations

The charter of each of the Audit Committee, the Compensation and Human Capital Committee and the Governance and Sustainability Committee requires an annual performance evaluation, and the Company’s Corporate Governance Principles also mandate an annual evaluation of the Board of Directors. Such performance evaluations are designed to assess whether the Board of Directors and its committee’s function effectively and make valuable contributions to the Company. In June 2022, the Governance and Sustainability Committee conducted an assessment of the performance of the Board of Directors as well as an assessment of each member’s skill sets, and experience and how such skill sets and experience align with the needs of the Company in reaching the Company’s strategic objectives. In June 2022, the Governance and Sustainability Committee and the Board of Directors discussed the results of the assessments and put a follow-up process in place to conduct the annual performance evaluation of the Audit Committee, the Compensation and Human Capital Committee and the Governance and Sustainability Committee as well as the Board of Directors.

Director Recommendation and Nomination Process

Nominations of persons for election to our Board of Directors by the stockholders may be made at an annual meeting of stockholders by any stockholder who (i) was a stockholder of record at the time of giving of notice provided for below and at the time of the annual meeting, (ii) is entitled to vote and present in person at the meeting at the meeting and (iii) complies with the notice procedures set forth below and as further described in our bylaws as to such nomination.

Without qualification, for nominations, the stockholder must have given timely notice thereof in writing to the secretary of the corporation at:

Capstone Green Energy Corporation

16640 Stagg Street

Van Nuys, CA 91406

Attention: Scott Robinson, Secretary

To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not earlier than the close of business on the 150th calendar day and not later than the close of business on the 120th calendar day prior to the first anniversary of the date our proxy statement was released to security holders in connection with the preceding year’s annual meeting; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) calendar days from the date contemplated at the time of the previous year’s proxy statement, a proposal shall be received by the corporation no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public announcement of the date of the meeting was made, whichever comes first. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

As discussed in the Company’s bylaws, the notice must set forth: (A) certain information as to each nominee such stockholder proposes to nominate at the meeting as set forth in the Company’s bylaws, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected, and (B)

certain information as to, and certain representations and certifications from, the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is being made, as set forth in the Company’s bylaws.

The above does not purport to provide in detail the requirements for a stockholder’s nomination of the director. A stockholder interested in nominating a director to our Board of Directors is encouraged to review our bylaws and the SEC’s proxy rules, as any stockholder nomination must comply with the applicable provisions of our bylaws and the SEC’s proxy rules and will be handled in accordance with our bylaws and applicable laws.

The Governance and Sustainability Committee reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership. In addition, the Governance and Sustainability Committee reviews the qualifications, qualities, skills and other expertise of prospective candidates to determine whether they will make good candidates for membership on the Company’s Board of Directors. This consideration includes, at a minimum, a review of each prospective candidate’s character, judgment, experience, expertise, age, diverse characteristics, independence under applicable law and freedom from other conflicts, as well as other factors that the Governance and Sustainability Committee deems relevant in light of the needs of the Board of Directors and the Company and/or that are in the best interests of the Company, including relevant experience, the ability to dedicate sufficient time, energy and attention to performance of Board of Directors duties, financial expertise, experience with a company that has introduced a new, technologically advanced product or service to the marketplace and existing relationships within target industries or public policy institutions that may benefit the Company and whether the prospective candidate is a Governance and Sustainability Committee selected prospective candidate or a stockholder recommended prospective candidate. The Governance and Sustainability Committee selects qualified candidates and recommends those candidates to the Board of Directors, and the Board of Directors then decides if it will invite the candidates to be nominees for election to the Board of Directors. The Governance and Sustainability Committee also considers legal requirements, including stock exchange requirements and state law.

The Governance and Sustainability Committee also considers issues of diversity, such as diversity of education, professional experience and differences in viewpoints and skills. The Governance and Sustainability Committee actively considers all relevant factors when considering nominees for directors, including the factors outlined above, when evaluating potential nominees to the Board of Directors. The Governance and Sustainability Committee developed a matrix of all relevant qualifications, skills and experience possessed by the incumbent members of the Board of Directors and identified certain areas where the Board of Directors needed additional attributes including, but not limited to, diversity. These additional attributes and diversity are considered when identifying new candidates for the Board of Directors. The Board of Directors and the Governance and Sustainability Committee believe that it is essential that members of the Board of Directors represent diverse viewpoints.

As of the date of this Proxy Statement, we meet California state laws (that were recently ruled to be unconstitutional by California Superior Courts) to have (i) at least one director who self-identifies as a member of an underrepresented community (as defined by such law) and (ii) based on the current size of our Board of Directors, at least three female directors.

The Governance and Sustainability Committee uses the following process to identify prospective candidates for the Board of Directors and to evaluate all candidates, including candidates recommended by stockholders in accordance with the Company’s policy regarding stockholder recommendations and the director nominations process. The Governance and Sustainability Committee: (i) reviews the composition and size of the Board of Directors and determines the criteria for Board of Directors membership; (ii) evaluates the Board of Directors for effectiveness and makes a verbal presentation of its findings to the Board of Directors; (iii) determines whether the current members of the Board of Directors who satisfy the criteria for Board of Directors membership are willing to continue in service; if the current members of the Board of Directors are willing to continue in service, the Governance and Sustainability Committee evaluates the performance of such board members and considers those current members for re-nomination, and if the current members of the Board of Directors are not willing to continue in service or if there will be an increase in the number of directors on the Board of Directors, the Governance and Sustainability Committee considers candidates who meet the criteria for Board of Directors membership; (iv) if necessary, engages a search firm to assist with the identification of potential candidates; (v) compiles a list of potential candidates; (vi) evaluates the prospective candidates, including candidates recommended by stockholders, to determine which of the prospective candidates, if any, will best represent the interests of all stockholders and determines whether any conflicts of interest exist; (vii) holds meetings to narrow the list of prospective candidates; (viii) along with the Chair of the Board of Directors and management, interviews a select group of prospective candidates; (ix) approves the candidate or candidates who are most likely to advance the best interests of the stockholders; and (x) recommends the selected candidate or candidates to the Board of Directors and the stockholders for approval. The Governance and Sustainability Committee, which may request the assistance of members of the Board of Directors who are not on the Governance and Sustainability Committee in the execution of its duties, carefully documents the selection and evaluation process.

Stockholder Communications

The Company has a policy whereby stockholders may communicate directly with the Company’s Board of Directors, or individual members of the Board, by writing to the Company at:

Capstone Green Energy Corporation

16640 Stagg Street

Van Nuys, CA 91406

Attention: Scott Robinson, Secretary

and indicating prominently on the outside of any envelope that the communication is intended for: (i) the Board of Directors; (ii) the Chair of the Board of Directors; (iii) a specific committee of the Board of Directors; (iv) the non-management directors; or (v) any director or subset of directors of the Board of Directors. The Secretary of the Board of Directors reviews all correspondence and regularly forwards to the appropriate director, directors or the Board of Directors, copies of all communications that, in the opinion of the Secretary, deal with the functions of or otherwise require the attention of individual directors, the Board of Directors or committees or subsets thereof. Unless, in the opinion of the Secretary, a communication is improper or irrelevant, a communication will not be withheld from its intended recipient(s) without the approval of the Chair of the Board, the Chair of the appropriate committee or the director who presides during non-management executive sessions. Directors may, at any time, review a log of all correspondence received by the Company in accordance with the policy and request copies of any such correspondence.

PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE CAPSTONE GREEN ENERGY CORPORATION 2017 EQUITY INCENTIVE PLAN

The Capstone Green Energy Corporation 2017 Equity Incentive Plan (the “2017 Plan”) was originally adopted by our Board of Directors on June 30, 2017 and approved by the stockholders on August 31, 2017. On June 7, 2022, our Board of Directors approved Amendment No. 6 (the “Plan Amendment”) to the 2017 Plan, subject to stockholder approval, to increase the aggregate number of shares of Common Stock authorized for issuance under the 2017 Plan by 600,000 and is submitting the Plan Amendment to the stockholders for approval at the Annual Meeting.

The Board of Directors believes that stock-based incentive awards can play an important role in the success of the Company by encouraging and enabling the employees, officers, non-employee directors and consultants of the Company and its subsidiaries upon whose judgment, initiative, and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. The Board of Directors believes that providing such persons with a direct stake in the Company assures a closer identification of the interests of such individuals with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company. The Plan Amendment is designed to enhance the flexibility to grant equity awards to our officers, employees, non-employee directors and consultants at levels determined to be appropriate by the Board of Directors and the Compensation and Human Capital Committee to motivate, attract and retain the services of such individuals and align their financial interests with those of our stockholders. A copy of the 2017 Plan, as Amended through April 7, 2022, and the Plan Amendment are attached as Appendix A to this Proxy Statement and are incorporated herein by reference. On April 7, 2022, the Board of Directors approved Amendment No. 5 to the 2017 Plan, which provided that dividend equivalent rights with respect to a restricted stock award, RSU award or performance-based award shall be subject to the same vesting requirements as the underlying award, and that in no event shall dividend equivalent rights be paid on any such award prior to the date on which such award has become vested.

As of July 18, 2022, there were stock options to acquire 5,237 shares of Common Stock outstanding under our equity compensation plans, with a weighted average exercise price of $199.87 and a weighted average remaining term of 0.5 years. In addition, as of July 18, 2022, there were 460,592 unvested full value awards with time-based vesting and 126,772 unvested full value awards with performance vesting outstanding under our equity compensation plans. Other than the foregoing, no awards under our equity compensation plans were outstanding as of July 18, 2022. As of July 18, 2022, there were 785,915 shares of Common Stock available for awards under our equity compensation plans.

Summary of the Material Features of the 2017 Plan, as amended by the Plan Amendment

The material features of the 2017 Plan, as amended by the Plan Amendment (the “Amended 2017 Plan”), are:

●	The maximum number of shares of Common Stock available for issuance under the Amended 2017 Plan is increased by 600,000;
●	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units (“RSUs”), unrestricted stock, dividend equivalent rights and cash-based awards is permitted;
●	Shares tendered or held back for taxes will not be added back to the reserved pool under the Amended 2017 Plan. Upon the exercise of a stock appreciation right that is settled in shares of Common Stock, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares we reacquire on the open market will not be added to the reserved pool under the Amended 2017 Plan;
●	Stock options and stock appreciation rights may not be repriced in any manner without stockholder approval;
●	The value of all awards granted under the Amended 2017 Plan and all other cash compensation paid by us to any non-employee director in any calendar year may not exceed $300,000;
●	Any material amendment to the Amended 2017 Plan is subject to approval by our stockholders; and

●	The term of the Amended 2017 Plan will expire on August 30, 2027.

Based solely on the closing price of Common Stock as reported by NASDAQ on July 18, 2022 and the maximum number of shares that would have been available for awards as of such date assuming the Amended 2017 Plan had been in effect, the maximum aggregate market value of the Common Stock that could potentially be issued under the Plan was $1.4 million.

Rationale for Share Increase

The Plan Amendment is critical to our ongoing effort to build stockholder value. Equity awards are an important component of our executive and non-executive employee compensation programs. Our Board of Directors and Compensation and Human Capital Committee believe that we must continue to offer a competitive equity compensation program to attract, retain and motivate the talented and qualified employees necessary for our continued growth and success. Our Compensation and Human Capital Committee determined the size of the proposed increase under the Plan Amendment based on projected equity awards to anticipated new hires, projected annual equity awards to existing employees and an assessment of the magnitude of increase that our institutional investors would likely find acceptable.

We manage our long-term stockholder dilution by limiting the number of equity incentive awards granted annually. This includes an equity-based compensation design that emphasizes a mix of time-based RSUs and performance-based restricted stock units (“PRSUs”), versus more dilutive stock options. The Compensation and Human Capital Committee carefully monitors our annual net burn rate, total dilution and equity expense in order to maximize stockholder value by granting only the number of equity incentive awards that it believes are necessary and appropriate to attract, reward and retain our employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards for high performing employees. By doing so, we link the interests of those employees with those of our stockholders and motivate our employees to act as owners of the business.

Burn rate Burn rate, which is the rate at which companies use shares available for grant under their equity compensation plans, is an important factor for investors concerned about stockholder dilution. In setting and recommending to stockholders the number of additional shares to be authorized under the Plan Amendment, the Compensation and Human Capital Committee and the Board of Directors considered the Company’s burn rates for all grants of equity awarded by the Board of Directors for the past three fiscal years ended March 31, 2022, 2021 and 2020. The following table sets forth information regarding historical awards granted for the fiscal years ended March 31, 2022, 2021 and 2020, and the corresponding net burn rate. The net burn rate is calculated by adding options and full value awards granted, less any options and full-value awards forfeited, cancelled, or expired, and dividing the result by the weighted average shares outstanding. Our three-year average net burn rate is 2.3%.

	Fiscal Year
Share Element	2022	2021	2020
Stock Options Granted	—	—	—
Full-Value Awards Granted(1)	328,963	294,343	262,370
Less: Stock Options Forfeited, Cancelled or Expired	(1,325)	(2,325)	(6,250)
Less: Full-Value Awards Cancelled	(39,994)	(13,187)	(53,022)
Net Awards Granted(2)	287,644	278,831	203,098

Weighted average common shares outstanding during the fiscal year	14,726,700	11,280,300	8,150,000

Annual Net Burn Rate	2.0%	2.5%	2.5%

Three-Year Average Net Burn Rate	2.3%

(1)	Full value awards granted consist of RSUs and PRSUs.
(2)	Net Awards Granted represents the sum of Stock Options Granted and Full-Value Awards Granted, less Stock Options and Full-Value Awards that forfeited, cancelled or expired.

As of July 18, 2022, 785,915 shares were available for future awards under the 2017 Plan, as amended through August 27, 2020. Due to historical stock price volatility, the Board of Directors and the Compensation and Human Capital Committee want to ensure that the number of shares available for issuance under the 2017 Plan will be sufficient. Accordingly, the Board of Directors is proposing to increase the number of shares available under the 2017 Plan by 600,000.

Summary of the Amended 2017 Plan

The following description of certain features of the Amended 2017 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2017 Plan and the Plan Amendment, which are attached as Appendix A to this Proxy Statement and incorporated herein by reference.

Administration The Amended 2017 Plan is administered by the Compensation and Human Capital Committee. The Compensation and Human Capital Committee has full power to select from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the Amended 2017 Plan. The Compensation and Human Capital Committee may delegate to our Chief Executive Officer the authority to grant awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not subject to Section 162(m) of the Code, subject to certain limitations and guidelines.

Eligibility; Plan Limits All full-time and part-time officers, employees, non-employee directors and consultants are eligible to participate in the Amended 2017 Plan, subject to the discretion of the administrator. As of July 18, 2022, approximately 131 individuals would have been eligible to participate in the Amended 2017 Plan, which includes three executive officers, 120 employees who are not executive officers, five non-employee directors and three consultants. There are certain limits on the number of awards that may be granted under the Amended 2017 Plan. For example, no more than 200,000 shares of Common Stock may be granted to any one individual during any one calendar year period. The maximum performance-based award payable to any grantee in a performance cycle is 200,000 shares of Common Stock or $3.0 million for cash-based awards. In addition, no more than 2.4 million shares of Common Stock may be granted in the form of incentive stock options, upon adoption of the amendment.

Director Compensation Limit The Amended 2017 Plan provides that the value of all awards awarded under the Amended 2017 Plan and all other cash compensation paid by the Company to any non-employee director in any calendar year shall not exceed $300,000.

Stock Options The Amended 2017 Plan permits the granting of (1) options to purchase Common Stock intended to qualify as incentive stock options under Section 422 of the Code and (2) options that do not so qualify. Options granted under the Amended 2017 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of the Company and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee directors and consultants. The option exercise price of each option will be determined by the Compensation and Human Capital Committee but may not be less than 100% of the fair market value of the Common Stock on the date of grant. Fair market value for this purpose will be the last reported sale price of the shares of Common Stock on the NASDAQ Capital Market on the grant date. The exercise price of an option may not be reduced after the date of the option grant, other than to appropriately reflect changes in our capital structure.

The term of each option will be fixed by the Compensation and Human Capital Committee and may not exceed ten years from the date of grant. The Compensation and Human Capital Committee will determine at what time or times each option may be exercised; provided, that the vesting period applicable to any option may not be less than one year except in the case of a “sale event,” as defined in the Amended 2017 Plan. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Compensation and Human Capital Committee in circumstances involving the optionee’s death, disability, retirement or termination of employment, or a change in control (including a “sale event,” as defined in the Amended 2017 Plan). In general, unless otherwise permitted by the Compensation and Human Capital Committee, no option granted under the Amended 2017 Plan is transferable by the optionee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order, and options may be exercised during the optionee’s lifetime only by the optionee, or by the optionee’s legal representative or guardian in the case of the optionee’s incapacity.

Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Compensation and Human Capital Committee or by delivery (or attestation to the ownership) of shares of Common Stock that are beneficially owned by the optionee and that are not subject to restrictions under any Company plan. Subject to applicable law, the exercise price may also be delivered to the Company by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, non-qualified options may be exercised using a net exercise feature which reduces the number of shares issued to the optionee by the number of shares with a fair market value equal to the exercise price.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights The Compensation and Human Capital Committee may award stock appreciation rights subject to such conditions and restrictions as the Compensation and Human Capital Committee may determine provided, that the vesting period applicable to any stock appreciation rights may not be less than one year except in the case of a “sale event,” as defined in the Amended 2017 Plan. Stock appreciation rights entitle the recipient to shares of Common Stock equal to the value of the appreciation in the stock price over the exercise price. The exercise price is the fair market value of the Common Stock on the date of grant. The term of a stock appreciation right may not exceed ten years.

Restricted Stock The Compensation and Human Capital Committee may award shares of Common Stock to participants subject to such conditions and restrictions as the Compensation and Human Capital Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period; provided, that the vesting period applicable to any restricted stock may not be less than one year except in the case of a “sale event,” as defined in the Amended 2017 Plan. During the vesting period, restricted stock awards may be credited with dividend equivalent rights (but dividend equivalents payable with respect to restricted stock awards with vesting tied to the attainment of performance criteria shall not be paid unless and until such performance conditions are attained).

Restricted Stock Units The Compensation and Human Capital Committee may award RSUs to participants. RSUs are ultimately payable in the form of shares of Common Stock subject to such conditions and restrictions as the Compensation and Human Capital Committee may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with the Company through a specified vesting period; provided, that the vesting period applicable to any RSUs may not be less than one year except in the case of a “sale event,” as defined in the Amended 2017 Plan. In the Compensation and Human Capital Committee’s sole discretion, it may permit a participant to make an advance election to receive a portion of his or her future cash compensation otherwise due in the form of a RSU award, subject to the participant’s compliance with the procedures established by the Compensation and Human Capital Committee and requirements of Section 409A of the Code. During the deferral period, the RSUs may be credited with dividend equivalent rights.

Unrestricted Stock Awards The Compensation and Human Capital Committee may also grant shares of Common Stock which are free from any restrictions under the Amended 2017 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Dividend Equivalent Rights The Compensation and Human Capital Committee may grant dividend equivalent rights to participants, which entitle the recipient to receive credits for dividends that would be paid if the recipient had held specified shares of Common Stock. Dividend equivalent rights may be granted as a component of a RSU award or as a freestanding award. Dividend equivalent rights with respect to a restricted stock award, RSU award or performance-based award shall be subject to the same vesting requirements as the underlying award; in no event shall dividend equivalent rights be paid on any such award prior to the date on which such award has become vested. Dividend equivalent rights may be settled in cash, shares of Common Stock or a combination thereof, in a single installment or installments, as specified in the award.

Cash-Based Awards The Compensation and Human Capital Committee may grant cash bonuses under the Amended 2017 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals.

Change of Control Provisions In the event of a change of control, the parties to the “sale event,” as defined in the Amended 2017 Plan, may agree that such awards will be assumed or continued by the successor entity. If such awards are not assumed or continued by the successor entity, the Amended 2017 Plan provides that upon the effectiveness of a sale event, except as otherwise provided in the award agreement, all options and stock appreciation rights and all other awards with time-based conditions will become vested and exercisable upon the sale event. Awards with conditions and restrictions relating to the attainment of performance goals may become vested and non-forfeitable in connection with a sale event in the Compensation and Human Capital Committee’s discretion or to the extent specified in the relevant award agreement. In addition, the Company may make or provide for payment, in cash or in kind, to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights. The Compensation and Human Capital Committee shall also have the option to make or provide for a payment, in cash or in kind, to grantees holding other awards in an amount equal to the value of the per share consideration multiplied by the number of vested shares under such awards. All awards will terminate in connection with a sale event unless they are assumed by the successor entity.

Adjustments for Stock Dividends, Stock Splits, Etc. The Amended 2017 Plan requires the Compensation and Human Capital Committee to make appropriate adjustments to the number of shares of Common Stock that are subject to the Amended 2017 Plan, to certain limits in the Amended 2017 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.

Tax Withholding Participants in the Amended 2017 Plan are responsible for the payment of any federal, state or local taxes that the Company is required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. Subject to approval by the Compensation and Human Capital Committee, participants may elect to have the tax withholding obligations satisfied by authorizing the Company to withhold shares of Common Stock to be issued pursuant to the exercise or vesting; provided that, to the extent necessary to avoid adverse accounting treatment, such share withholding may be limited to the minimum required tax withholding obligation. The Compensation and Human Capital Committee may also require awards to be subject to mandatory share withholding up to the required withholding amount.

Amendments and Termination The Board of Directors may at any time amend or discontinue the Amended 2017 Plan and the Compensation and Human Capital Committee may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. To the extent required under the rules of the NASDAQ Capital Market (“NASDAQ”), any amendments that materially change the terms of the Amended 2017 Plan will be subject to approval by our stockholders. Amendments shall also be subject to approval by our stockholders if and to the extent determined by the Compensation and Human Capital Committee to be required by the Code to preserve the qualified status of incentive options.

Effective Date of Amended Plan The Plan Amendment will be effective upon stockholder approval. Awards of incentive options may be granted under the Amended 2017 Plan until June 30, 2027. No other awards may be granted under the Amended 2017 Plan after August 31, 2027.

Amended 2017 Plan Benefits

Because the grant of awards under the Amended 2017 Plan is within the discretion of the Compensation and Human Capital Committee, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the Amended 2017 Plan. Accordingly, in lieu of providing information regarding benefits that will be received under the Plan, please see “Compensation of Officers and

Directors” Section for information concerning the benefits that were received by each NEO and all current directors during the fiscal year ended March 31, 2022.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the Amended 2017 Plan. It does not describe all federal tax consequences under the Amended 2017 Plan, nor does it describe state or local tax consequences.

Incentive Options No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares of Common Stock issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (i) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) the Company will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares of Common Stock acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of Common Stock at exercise (or, if less, the amount realized on a sale of such shares of Common Stock) over the option price thereof, and (ii) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares of Common Stock.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options No income is realized by the optionee at the time the option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares of Common Stock on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of Common Stock have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of Common Stock. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Other Awards The Company generally will be entitled to a tax deduction in connection with an award under the Amended 2017 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax, depending on the type of award granted at the time that the award is exercised, vests or becomes non-forfeitable, or is transferred to the participant, unless the award provides for a further deferral.

Parachute Payments The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause a portion of the payments with respect to such accelerated awards to be treated as “excess parachute payments” as defined in the Code. Any such excess parachute payments may be non-deductible to the Company, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payments (in addition to other taxes ordinarily imposed on such payments).

Limitation on Deductions Under Section 162(m) of the Code, except to the extent that the qualified performance based compensation exception may remain applicable to certain outstanding awards, the Company’s deduction for awards under the Amended 2017 Plan will be limited to the extent that a “covered employee” (as defined in Section 162(m) of the Code) receives compensation in excess of $1 million for a year.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table sets forth information regarding securities authorized for issuance under equity compensation plans as of March 31, 2022:

Number of
	Number of			securities
	securities to be			remaining
	issued upon			available for
	exercise of	Weighted-average		future issuance
	outstanding	exercise price of		under equity
	options and	outstanding		compensation
Plan Category	rights	options and rights		plans
Equity Compensation Plans Approved by Securityholders	599,515	$201.88		814,708	(1)
Equity Compensation Plans Not Approved by Securityholders	—	—		—
Total	599,515	$201.88	(2)	814,708

(1)	These shares available for stock options, restricted stock, RSUs, PRSUs and other awards under the 2017 Plan.

(2)	The weighted-average exercise price does not take into account RSUs and PRSUs as there is no exercise price associated with RSUs and PRSUs.

Vote Required

A quorum being present, the affirmative vote of a majority of shares represented at the Annual Meeting and entitled to vote is required for the approval of the Plan Amendment. For purposes of determining whether this proposal has passed, abstentions will have the effect of a vote AGAINST the proposal. Broker non-votes will have no effect on this proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDMENT NO. 6 TO CAPSTONE GREEN ENERGY CORPORATION’S 2017 EQUITY INCENTIVE PLAN.

EXECUTIVE OFFICERS OF THE COMPANY

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below. The age of and biographical information regarding each executive officer is based on information furnished to the Company by each executive officer and is as of July 18, 2022.

The following list identifies the name, age and position(s) of the executive officers of the Company:

Name	Age	Position
Darren R. Jamison	56	President & Chief Executive Officer
Scott Robinson	67	Interim Chief Financial Officer

The term of each executive officer runs until his or her successor is elected and qualified, or until his or her earlier death, resignation or removal. The following is a biographical summary of the experience of the executive officers of the Company who are not members of the Company’s Board of Directors:

Darren R. Jamison. See “Proposal 1—Election of Directors to the Board of Directors—Information About Our Directors for information” pertaining to Mr. Jamison.

Scott Robinson. Mr. Robinson was appointed Interim Chief Financial Officer of Capstone Green Energy Corporation in July 2022. Mr. Robinson currently serves as an executive consultant with Vaco, LLC (“Vaco”), a company that provides senior level financial professionals on an interim basis. Prior to joining the Company, Mr. Robinson served in executive finance and accounting positions with various companies, including as CFO at Lear Capital, Inc. a precious metals leader from 2012 until 2021, and as Senior Vice President, Finance at JAKKS Pacific, Inc. (NASDAQ: JAKK), a global publicly traded toy and consumer products company from 2004 until 2009. He was also previously the Director of Finance at the Walt Disney Company. Mr. Robinson began his career as a Senior Accountant and Senior Management Consultant at Deloitte. Mr. Robinson is a Certified Public Accountant (inactive), and a graduate of the University of Southern California, with an MBA from the University of California.

PROPOSAL 3

NON-BINDING, ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Background

Section 14A of the Exchange Act, put in place by Section 951 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), requires the Company to seek a non-binding, advisory vote from its stockholders to approve the compensation of its NEOs (“Say-on-Pay” vote) as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and the related narrative disclosure in this Proxy Statement. Because the required vote is advisory, the result of the vote is not binding upon the Board of Directors or the Compensation and Human Capital Committee. However, the Board of Directors and the Compensation and Human Capital Committee value the perspectives and concerns of our stockholders regarding executive compensation. The Compensation and Human Capital Committee values the perspectives and concerns of our stockholders regarding executive compensation and fosters communication with our stockholders and transparency regarding our executive compensation programs. At the 2021 Annual Meeting, we sought a non-binding advisory vote on the compensation of our named executive officers. This Say-on-Pay proposal was approved by 72% of shares voted either FOR or AGAINST.

  We believe that executive compensation should be linked to the Company’s performance and aligned with the interests of the Company’s stockholders. In addition, executive compensation is designed to allow the Company to recruit, retain and motivate employees who play a significant role in the organization’s current and future success.

Proposal

The Company is presenting this proposal, which gives you, as a stockholder, the opportunity to express your view on the compensation of our NEOs by voting FOR or AGAINST the following resolution:

“RESOLVED, that the compensation paid to the Company’s NEOs, as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and other narrative executive compensation disclosures contained in the Company’s 2022 Proxy Statement, is hereby APPROVED.”

Position of Board of Directors

As discussed under the caption “Compensation of Officers and Directors”, the Compensation and Human Capital Committee of the Board of Directors believes that the executive compensation for the year ended March 31, 2022, is reasonable and appropriate, is justified by the performance of the Company and is the result of a carefully considered approach after taking into account feedback from our stockholders. Our executive compensation program is designed to attract, motivate, and retain a highly qualified group of executives and maintain a close correlation between the rewards to the Company’s executives and the strategic success of the Company and the performance of its stock.

Effect of Vote

Because your vote is advisory, it will not be binding upon the Company, the Compensation and Human Capital Committee or the Board of Directors; however, we value stockholders’ opinions, and we will consider the outcome of the Say-on-Pay vote when determining future executive compensation arrangements.

Vote Required

A quorum being present, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required to approve this resolution. Even though this vote will neither be binding on the Company or the Board of Directors nor will it create or imply any change in the fiduciary duties of, or impose any additional fiduciary duty on, the Company or the Board of Directors, the Compensation and Human Capital Committee will take into account the outcome of the vote when considering future executive compensation decisions. For purposes of determining whether this proposal has passed, abstentions will have the effect of a vote AGAINST this proposal. Broker non-votes will have no effect on this proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION TO APPROVE THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

COMPENSATION OF OFFICERS AND DIRECTORS

The Company is a “smaller reporting company” under Item 10 of Regulation S-K promulgated under the Exchange Act and has elected to comply with certain of the requirements applicable to smaller reporting companies in connection with this Proxy Statement. Although the rules allow the Company to provide less detail about its executive compensation program, the Compensation and Human Capital Committee is committed to providing the information necessary to help stockholders understand its executive compensation-related decisions. The information below summarizes the executive compensation program and results for our NEOs for Fiscal 2022.

Executive Summary

Business Overview During Fiscal 2022, the Company continued to execute on its Energy as a Service (“EaaS”) strategy. The Company expanded its rental fleet to 21.1 megawatts (“MW”) through March 31, 2022, an increase of 10.5 MW from March 31, 2021. The EaaS rental unit timeline includes a delay between the time of manufacture and the time revenue from that unit is realized. The microturbine rental unit is built, allocated by a signed rental contract, and then commissioned at the customer site, at which point it begins to generate revenue. We expect to have all rental units contracted, commissioned, and generating revenue by our second quarter of Fiscal 2023. In March 2022, the Company launched an effort to reduce operating costs and modify the operating model to better match the Company’s expanding EaaS business, which includes the long-term rental fleet.

The Company has undertaken a holistic review of the organization, taking the growing EaaS business into account. EaaS adds diversity to the Company’s revenues and allows for a more streamlined staffing model that constitutes most of the operating cost reductions. Other measures taken to reduce expenses, until this summer when the Company expects to realize increased revenue from rental units yet to be commissioned, include temporary salary reductions for the Capstone Green Energy leadership team and company management, furloughing some employees, and moving others to part-time status. As part of this plan, the Company announced that members of its leadership team, including the NEOs, voluntarily reduced their Fiscal 2022 base salaries by 25% ─ a temporary reduction in effect through June 2022. The expense reduction plan implemented is intended to support Capstone's stated goal of reaching consistent quarterly positive adjusted EBITDA. The Company will revisit the salary cuts and cost reductions in July for possible extension depending on the success of the rental deployments.

To help offset inflation and the rising cost of components, as well as improve our profitability, we implemented price increases on our Factory Protection Plan contracts effective April 1, 2022, and implemented price increases on certain of our product offerings including the C65 and C1000 products, effective May 1, 2022. In March 2022, we announced that we increased the Distributor Support System, or DSS, program fee to support the expanding EaaS business.

                In March 2022, Capstone Green Energy announced that its partnership with the U.S. Department of Energy (DOE) – Argonne National Laboratory and the University of California, Irvine (UCI) has determined that the Capstone’s microturbine-based systems can safely perform on 30% hydrogen blended with natural gas without requiring costly hardware or software modifications. Leveraging these smart and strategic research partnerships means we will continue to push the limits of our core microturbine technology in preparation for global acceleration toward a hydrogen economy. These tests verified by Argonne and UCI show that our existing fleet of approximately 10,000 fielded power generation units, unmodified, can handle any blends currently being discussed for pipeline injection worldwide.

Stockholder Engagement The Compensation and Human Capital Committee values the perspectives and concerns of our stockholders regarding executive compensation and is committed to fostering communication with stockholders and transparency. During the last 12 months, the Company regularly held one-on-one meetings with stockholders and participated in 8 larger group meetings attended by both existing and potential stockholders as well as 8 professional investor conferences to hear stockholder views on a variety of topics, including the Company’s executive compensation program. Based on stockholder feedback, the Compensation and Human Capital Committee believes the executive compensation program implemented in Fiscal 2022 appropriately aligned the interests of our executives with the Company’s business strategy and future growth objectives. Ongoing discussions with stockholders provide an opportunity for us to receive input of our stockholders regarding program design and details and to discuss the philosophy and structure of our executive compensation program, all of which help to guide us in refining the design of our compensation program.

Pay Mix The pay mix of our executive compensation program continues to emphasize the performance-based portions of compensation and is designed to align the interests of our NEOs with our stockholders. The charts below show the relative composition of target total direct compensation for our Chief Executive Officer (“CEO”) and Chief Financial Officer (“CFO”). All figures below are shown as a percentage and rounded to the nearest whole number. See below in the section titled “Compensation of Officers and Directors—Components and Results of the Fiscal 2021 Executive Compensation Program— Long-Term Incentive Targets and Awards” for more information about the awards.

Oversight of Executive Compensation and Role of the Compensation and Human Capital Committee

The Compensation and Human Capital Committee is comprised entirely of independent, non-employee members of the Board of Directors. The Compensation and Human Capital Committee oversees the executive compensation program for our NEOs and makes recommendations to the Board of Directors regarding the compensation of our CEO. The Compensation and Human Capital Committee works very closely with its independent consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. Details of the Compensation and Human Capital Committee’s authority and responsibilities are specified in the Compensation and Human Capital Committee’s charter, which may be accessed at our website, www.capstonegreenenergy.com, by clicking “Investors” and then “Corporate Governance.” The Compensation and Human Capital Committee Charter was originally approved by the Committee on April 20, 2018. In February 2021, the Compensation and Human Capital Committee amended the charter to include human capital management oversight. In accordance with the amended charter, our Compensation and Human Capital Committee is also responsible for reviewing, monitoring and providing recommendations to our Board of Directors on our workplace policies and practices, including corporate culture and employee engagement, talent management and leadership development, employee diversity and inclusion, ensuring a respectful workplace free of discrimination and harassment.

The Role of the Peer Group The Compensation and Human Capital Committee uses data from a peer group to inform its compensation recommendations for our CEO and the other NEOs. The Compensation and Human Capital Committee annually assesses the composition of this peer group. In recommending and setting compensation for Fiscal 2022, the Compensation and Human Capital Committee reviewed information provided by its independent compensation consultant, Pearl Meyer, regarding comparative market data, including a comprehensive analysis of total compensation and compensation components based on the peer group and published survey data appropriate to the Company’s industry and annual revenue. The Compensation and Human Capital Committee, with Pearl Meyer, reviewed the peer group for appropriateness based on a variety of factors including: similarities in revenue levels and market capitalization, similarities to the industries in which we operate and the overlapping labor market for management talent. As a result of this review, the Compensation and Human Capital Committee approved the following peer group of companies:

American Superconductor Corp.	Pioneer Power Solutions, Inc.	Energy Recovery, Inc.
Broadwind Energy Inc.	Sunworks, Inc.	Fuel Tech, Inc.
Espey Manufacturing & Electronics	Twin Disc, Inc.	Polar Power, Inc.
FuelCell Energy, Inc.	Ultralife Corporation
Graham Corporation	Vicor Corporation
Orion Energy Systems, Inc.	CECO Environmental Corp.

The compensation reports provided by Pearl Meyer include detailed information regarding base salary, target cash incentive compensation, target total cash compensation, estimated value of long-term incentive compensation and target total direct compensation for individuals deemed to be comparable to our executive officers in the peer group. The Compensation and Human Capital Committee used this information to assess the levels of compensation that are appropriate for our executive officers, including our NEOs. The Compensation and Human Capital Committee performs an annual assessment of the compensation consultants' independence and determined the compensation consultant’s work for the 2022 Fiscal Year did not raise any conflicts of interest.

Annual Risk Assessment To determine the level of risk arising from our compensation policies and practices, the Company conducted an executive compensation risk assessment during the 2022 Fiscal Year under the oversight of the Compensation and Human Capital Committee in conjunction with Pearl Meyer. Several areas of potential compensation risk were reviewed, including competitiveness of pay, the balance between fixed and variable, performance-based elements, the balanced nature of the incentive plan performance measures, the target-setting process for the measures, capped incentive payouts, program alignment with stockholder returns, stock ownership guidelines, and anti-hedging and anti-pledging policies. The Compensation and Human Capital Committee and Pearl Meyer noted that the Company’s compensation programs overall mitigate risk and protect stockholder interests.

2022 Summary Compensation Table

The following table sets forth information regarding the compensation paid to or earned by the Company’s CEO, our other current NEO and Mr. James D. Crouse, who was our Chief Revenue Officer until his employment was terminated on April 15, 2022, for services rendered to the Company and its subsidiaries for the fiscal years indicated.

			Non-Equity Incentive	Stock	All Other
		Salary	Plan Compensation	Awards	Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)(3)	($)
Darren R. Jamison	2022	545,841	111,436	362,162	6,445	1,025,884
President & Chief Executive Officer	2021	473,331	587,296	238,018	6,607	1,305,252
Frederick S. Hencken III	2022	291,125	27,044	145,004	5,869	469,042
Chief Financial Officer (4)	2021	236,250	131,910	97,198	5,928	471,286
James D. Crouse	2022	245,192	—	112,501	7,602	365,295
Former Chief Revenue Officer (5)	2021	239,423	295,744	108,001	7,684	650,852

(1)	This column represents non-equity incentive plan compensation earned pursuant to the AIP, which were paid in July 2022. There was no payment under CRO Variable Compensation Plan, as the targets were not achieved.
(2)	This column represents the aggregate grant date fair value of RSUs and PRSUs granted in the years presented in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions. Grant date fair value is calculated using the closing price of Capstone’s stock on the date of grant. For a discussion of the valuation assumptions, see Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the 2022 Fiscal Year. For PRSUs granted in Fiscal 2022, the amount reported in the table above represents the grant date fair value of such award assuming the probable outcome of the performance conditions. The value of such award assuming the maximum achievement of the performance conditions is $181,081 for Mr. Jamison, $36,253 for Mr. Hencken and $28,123 for Mr. Crouse. No PRSUs were granted in Fiscal 2021.
(3)	Amounts reported in this column include Company vacation payouts, Company contributions to the 401(k) plan and premiums paid by the Company for life insurance.
(4)	Mr. Hencken notified the Company of his resignation on June 20, 2022 and he departed the Company on July 15, 2022.
(5)	Mr. Crouse’s employment was terminated effective April 15, 2022.

Components and Results of the Fiscal 2022 Executive Compensation Program

The primary components of the compensation program for our NEOs are base salary, annual incentive compensation and long-term incentives. Our NEOs are also eligible for employee benefits consistent with those offered to other employees of the Company and for severance and change of control benefits.

Base Salary Base salary is intended to provide a level of assured cash compensation that is competitive in the marketplace to our executive officers. It is based on the individual’s qualifications and experience with the Company, past performance, taking into account all relevant criteria, value to the Company, the Company’s ability to pay and relevant competitive market data. For Fiscal 2022, the Compensation Committee approved the following base salary increases:

	Base Salary at the end	Base Salary at the end
Named Executive Officer	of 2022 Fiscal Year	of 2021 Fiscal Year	% Increase
Darren R. Jamison	$557,180	$540,950	3%
Frederick S. Hencken III	$300,500	$270,000	11%

Annual Incentive Compensation, Targets and Results The AIP for Fiscal 2022 was designed to focus our NEOs on driving future growth and profitability. Specifically, this program was designed to reward our NEOs and other senior executives if the Company were to achieve pre-determined, total revenue, adjusted EBITDA, cash used in operating activities, and hydrogen development goals, subject to the Company’s standard clawback provisions. Target annual incentive opportunities are expressed as a percentage of base salary, and were established based on the NEO’s level of responsibility and ability to impact overall results. The Compensation and Human Capital Committee also considers market data in setting target award amounts. Target award bonus percentages for Fiscal 2022 for Messrs. Jamison and Hencken were 100% and 45%, respectively. Mr. Crouse participated in a separate variable compensation plan detailed further below. All awards require compliance with the $50.0 million 3-year term note covenants to be eligible for any incentive (CEO, CFO, and CRO) payout regardless of goal achievement(s). The Committee has the discretion to determine if any amendments to the note covenants that have a financial impact on the Company could result in the performance gate/trigger to not have been met.

The weightings for the performance measures for Fiscal 2022 are set forth in the table below.

			Cash Used in
	Total	Adjusted	Operating	Hydrogen
Named Executive Officer	Revenue	EBITDA	Activities	Development
Darren R. Jamison	40%	20%	20%	20%
Frederick S. Hencken III	40%	20%	20%	20%

The Fiscal 2022 AIP performance goals were structured to encourage growth:

	Performance Payout Level
Performance Metrics	Threshold (50%)	Target (100%)	Maximum (150%)	Actual Results
Revenue (in millions)	$70.864	$80.569	$90.341	$69.645
Adjusted EBITDA (in millions)	$(7.464)	$(4.502)	$(0.770)	$(11.424)	(1)
Cash used in operating activities (in millions)	$(23.682)	$(17.348)	$(11.281)	$(27.496)	(2)
Hydrogen Milestones	20% Hydrogen Blend Commercially Available	30% Hydrogen Blend Commercially Available	Approved DOE Funding for Hydrogen Development and 20% Hydrogen Blend		(3)

(1)	Adjusted EBITDA for purposes of the AIP is defined as EBITDA before loss on debt extinguishment, stock-based compensation and other expense, non-recurring legal settlement, reliability repair accrual, and non-recurring legal costs related to settlement and other items determined at the discretion of the Compensation and Human Capital Committee. Refer to Appendix B for a reconciliation of Net loss, as reported to adjusted EBITDA.
(2)	Cash used in operating activities for Fiscal 2022 was $27.5 million.
(3)	In March 2022, the Company, in partnership with the U.S. Department of Energy (DOE) – Argonne National Laboratory and the University of California, Irvine (UCI), determined that the Company’s microturbine-based systems can safely perform on 30% hydrogen blended with natural gas without requiring costly hardware or software modifications.

For Fiscal 2022 the CRO variable compensation plan was based on three critical business needs, all recognizing the importance of revenue growth for the Company:

1.	Total Company Revenue (Less Direct Sales Team and Long Term Rental Revenue)
2.	Direct Sales Team Product Revenue (revenue generated directly by the Direct Sales team)
3.	Long-Term Rental Fleet Revenue (revenue generated from our fleet of microturbine rental units)

This award is subject to the terms of the Executive Annual Incentive Program. Payments under the award are made following the completion of each quarter for Long-Term Rental Revenue and following the end of the fiscal year for Total Capstone Company Revenue and DST Product Revenue. Total variable compensation for the CRO was capped at 2.5x base salary.

On June 1, 2022, the Compensation and Human Capital Committee met to determine if certain performance targets were met under the terms of awards granted for the 2022 Fiscal Year pursuant to the Executive Performance Incentive Plan. The Compensation and Human Capital Committee determined that the Company reached the target level of achievement of the hydrogen development performance criteria required for payment to Mssrs. Jamison and Hencken under the AIP, but did not achieve the threshold levels of achievements for any of the other performance criteria. As such, the committee authorized non-equity incentive plan compensation payments of $111,436 to Mr. Jamison and $27,044 to Mr. Hencken pursuant to the AIP. These payments were calculated based on a percentage of the individual’s salary on March 31, 2022. None of the targets of the CRO variable compensation plan were reached and thus no payment will be made.

Long-Term Incentive Targets and Awards In discharging its responsibility for administering the Company’s stock-based compensation programs, the Compensation and Human Capital Committee regularly monitors and evaluates the total cost of such programs, based on information provided annually by, and in consultation with Pearl Meyer, the Company’s independent compensation consultant. This information includes share utilization and annual grant levels. The Compensation and Human Capital Committee determines the appropriate award to each NEO by assessing equity incentive awards made to officers of comparable companies.

Long-term incentive awards are designed to have senior executives focused on the execution of longer-term financial and strategic growth goals that drive stockholder value creation, strengthen our financial position, and support the Company’s leadership retention strategy. At the beginning of Fiscal 2022, Messrs. Jamison, Hencken, and Crouse’s target long-term incentive amounts were set at 44%, 36%, and 36% of base salary, respectively. This reflects a value equal to 80% of the normal Long-Term Incentive target for Messrs. Jamison, Hencken, and Crouse which is 55%, 50%, and 45%, respectively.

	Value of Target	Value of Target
Executive Officer	RSUs Granted(1)	PRSUs Granted(1)
Darren R. Jamison	$181,081	$181,081
Frederick S. Hencken III	$108,751	$36,253
James D. Crouse	$84,378	$28,123

(1)	Award amounts for RSUs and PRSUs were determined based on the closing price of our common stock on the date of grant, which was April 13, 2021. The price of the common stock on April 13, 2021 was $8.39.

Grants of Plan-Based Awards

Information about each grant of a plan-based award made to a NEO during the 2022 Fiscal Year is set forth in the table below.

										All Other
										Stock
										Awards:
										Number of
		Estimated Possible Payouts					Estimated Possible Payouts			Shares of	Grant Date
		Under Non-Equity Incentive					Under Performance			Stock or	Fair Value
		Plan Awards(1)					Stock Awards in Units(2)			Units	of Stock
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)		Threshold (#)	Target (#)	Maximum (#)	(#)	Awards ($)(2)
Darren R. Jamison	N/A	272,921		545,841		818,762	—	—	—	—	—
	04/13/2021	—		—		—	10,792	21,583	32,375	—	181,081
	04/13/2021	—		—		—	—	—	—	21,583	181,081
Frederick S. Hencken III (4)	N/A	65,503		131,006		196,509	—	—	—	—	—
	04/13/2021	—		—		—	2,161	4,321	6,482	—	36,253
	04/13/2021	—		—		—	—	—	—	12,962	108,751
James D. Crouse (5)	N/A	—	(3)	—	(3)	468,750	—	—	—	—	—
	04/13/2021	—		—		—	1,676	3,352	5,028	—	28,123
	04/13/2021	—		—		—	—	—	—	10,057	84,378

(1)	See the section above titled “Compensation of Officers and Directors—Components and Results of the Fiscal 2021 Executive Compensation Program— Annual Incentive Compensation, Targets and Results” for more information about the awards. No awards were made under the AIP for Fiscal 2021.
(2)	Reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions.
(3)	Effective April 1, 2020, the CRO transitioned back to a variable compensation plan. See the section above titled “Compensation of Officers and Directors—Components and Results of the Fiscal 2022 Executive Compensation Program— Annual Incentive Compensation, Targets and Results” for more information about the CRO variable compensation plan. The maximum payout under the plan is 2.5x base salary.
(4)	Mr. Hencken notified the Company of his resignation on June 20, 2022 and he departed the Company on July 15, 2022.
(5)	Mr. Crouse’s employment was terminated effective April 15, 2022.

Outstanding Equity Awards at 2022 Fiscal Year-End

Information about outstanding equity awards held by our NEOs as of the end of Fiscal 2022 is set forth in the table below.

	Option Awards				Stock Awards
								Equity Incentive		Equity Incentive
								Plan Awards:		Plan Awards:
					Number of		Market Value	Number of		Market Value
	Number of Securities				Shares or		of Shares or	Shares or		of Shares or
	Underlying		Option	Option	Units of Stock		Units of Stock	Units of Stock		Units of Stock
	Unexercised Options		Exercise	Expiration	That Have		That Have	That Have		That Have
	Exercisable	Unexercisable	Price	Date	Not Vested		Not Vested	Not Vested		Not Vested
Name	(#)(1)	(#)(1)	($)	(2)	(#)		($)(3)	(#)		($)(3)
Darren R. Jamison	353	—	280.00	05/14/2024	—		—	8,405	(9)	34,629
	—	—	—	—	—		—	10,792	(10)	44,461
	2,149	—	184.00	04/09/2023	21,583	(4)	88,922	—		—
	2,735	—	202.00	08/30/2022	37,161	(5)	153,103	—		—
	—	—	—	—	5,603	(7)	23,084	—		—
Frederick S. Hencken III	—	—	—	—	—		—	414	(9)	1,704
	—	—	—	—	—		—	2,161	(10)	8,901
	—	—	—	—	12,962	(4)	53,403	—		—
	—	—	—	—	15,175	(5)	62,521	—		—
	—	—	—	—	6,666	(6)	27,464	—		—
	—	—	—	—	826	(7)	3,403	—		—
	—	—	—	—	750	(8)	3,090	—		—
James D. Crouse (11)	330	—	280.00	05/14/2024	—		—	1,907	(9)	7,857
	—	—	—	—	—		—	1,676	(10)	6,905
	1,172	—	202.00	04/09/2023	10,057	(4)	41,435	—		—
	860	—	184.00	08/30/2022	16,862	(5)	69,471	—		—
	—	—	—	—	3,813	(7)	15,710	—		—

(1)	Options vested 25% on the first anniversary of the grant date and monthly thereafter on a pro rata basis over the next 36 months, conditioned on continued service to the Company.
(2)	All options terminate, if not sooner, at the expiration of ten years following the grant date.
(3)	Based on the closing sales price of our Common Stock of $4.12 on the NASDAQ Capital Market on March 31, 2022, the last trading day of Fiscal 2022.
(4)	These RSUs vest in three equal installments on each anniversary of April 13, 2021, conditioned on continued service to the Company.
(5)	These RSUs vest in three equal installments on each anniversary of August 27, 2020, conditioned on continued service to the Company.
(6)	These RSUs vest in three equal installments on each anniversary of January 1, 2020, conditioned on continued service to the Company.

(7)	These RSUs vest in three equal installments on each anniversary of April 3, 2019, conditioned on continued service to the Company.
(8)	These RSUs vest in four equal installments on each anniversary of August 24, 2018, conditioned on continued service to the Company.
(9)	These PRSUs are earned based on the achievement of pre-determined Free Cash Flow and Aftermarket Sales Absorption goals measured in the third year of a three-year performance period (2020-2022) as described above under “Compensation of Officers and Directors—Components and Results of the Fiscal 2021 Executive Compensation Program— Long-Term Incentive Targets and Awards”.
(10)	These PRSUs are earned based on the achievement of pre-determined Free Cash Flow and Aftermarket Sales Absorption goals measured in the third year of a three-year performance period (2021-2023) as described above under “Compensation of Officers and Directors—Components and Results of the Fiscal 2022 Executive Compensation Program— Long-Term Incentive Targets and Awards”.
(11)	Mr. Crouse’s employment was terminated effective April 15, 2022.

Option Exercises and Stock Vested Table

Information about the vesting of RSUs during the 2022 Fiscal Year for each of our NEOs is set forth in the table below. None of our NEOs exercised stock options in Fiscal 2022.

	Stock Awards
	Number of
	Shares Acquired	Value Realized
Name	on Vesting (#)	on Vesting ($)
Darren R. Jamison	5,603	48,858	(1)
	18,581	85,101	(2)
Frederick S. Hencken III (6)	826	7,203	(1)
	750	3,570	(3)
	7,588	34,753	(2)
	750	4,058	(4)
	6,667	23,601	(5)
James D. Crouse (7)	3,814	33,258	(1)
	8,431	38,614	(2)

(1)	On April 12, 2021, RSUs vested and the market value of the stock was $8.72 per share.

(2)	On August 27, 2021, RSUs vested and the market value of the stock was $4.58 per share.

(3)	On August 24, 2021, RSUs vested and the market value of the stock was $4.76 per share.

(4)	On November 15, 2021, RSUs vested and the market value of the stock was $5.41 per share.

(5)	On January 1, 2022, RSUs vested and the market value of the stock was $3.54 per share.

(6)	Mr. Hencken notified the Company of his resignation on June 20, 2022 and he departed the Company on July 15, 2022.

(7)	Mr. Crouse’s employment was terminated effective April 15, 2022.

Employee Benefits Executive officers are generally entitled only to benefits consistent with those offered to other employees of the Company. The Company offers group life, disability, medical, dental and vision insurance and an employee stock purchase program. The Company maintains a defined contribution 401(k) profit-sharing plan in which all employees are eligible to participate. The plan also provides for both Company matching and discretionary contributions, which are determined by the Board of Directors. The Company matches 50 cents on the dollar up to 6% of the employee’s compensation that is contributed. The Company’s match vests 25% a year over four years starting from the employee’s hire date.

Executive Employment Contracts, Termination of Employment and Change of Control Arrangements

In July 2018, the Company adopted the Capstone Turbine Corporation Amended and Restated Severance Pay Plan (the “Severance Plan”). The Severance Plan provides that, in the event that a NEO’s employment is terminated by the Company without Cause (as defined in the Severance Plan), the NEO will be entitled to receive, subject to the execution of a separation agreement containing a general release of claims, 26 weeks (or 52 weeks in the case of Mr. Jamison) of base salary continuation and reimbursement of COBRA premiums for six months (or 12 months in the case of Mr. Jamison). In connection with the termination of employment of Mr. Crouse effective on April 15, 2022, the Company executed a separation agreement with Mr. Crouse providing for 12 months of reimbursement of COBRA premiums.

In June 2019, the Company entered into new Change in Control Agreements with each of our NEOs that provide for certain payments and benefits following a termination of the NEO’s employment either by the Company without Cause (as defined in the Change in Control Agreements) (other than due to the NEO’s death, the NEO being Disabled (as defined in the Change in Control Agreements), or the NEO becoming an employee of any direct or indirect successor to the business or assets of the Company, rather than continuing as an employee of the Company) or by the NEO for Good Reason (as defined in the Change in Control Agreements), in either case within six months prior to or 24 months following a Change in Control (as defined in the Change in Control Agreements and such a termination, a “Qualifying Termination”). In the event of a Qualifying Termination, subject to the NEO signing and not revoking a separation agreement containing a general release of claims and a non-disparagement covenant (the “Separation Agreement”), compliance with his or her obligations under the Separation Agreement and compliance with any other continuing obligations to the Company or its successor, the NEO will be eligible to receive (a) a severance payment equal to 1.0 times (or 2.0 times, in the case of Mr. Jamison) the sum of the NEO’s (i) annual base salary for the calendar year in which the Qualifying Termination occurs (or annual base salary in effect immediately prior to the Change in Control, if higher) and (ii) target annual incentive compensation for the calendar year in which the Qualifying Termination occurs, but pro-rated for the portion of such calendar year that falls prior to the Qualifying Termination; (b) a monthly cash payment in an amount equal to the monthly employer contribution that the Company would have made to provide health insurance to the NEO if he or she had remained employed by the Company for up to 12 months (or 18 months, in the case of Mr. Jamison); and (c) acceleration of any unvested equity awards outstanding on the date of the Qualifying Termination, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Payments under the Change in Control Agreements are in lieu of payments under the Severance Plan.

The Company has entered into indemnification agreements with its officers and directors containing provisions which may require the Company, among other things, to indemnify its officers and directors against certain liabilities that may arise by reason of their status or service as officers or directors (other than liabilities arising from willful misconduct of a culpable nature) and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified.

The tables below set forth the amount of compensation payable to each of Messrs. Jamison, Hencken and Crouse as if each situation occurred on March 31, 2022, under the Severance Plan or Change in Control Agreements discussed above.

Mr. Jamison

			Involuntary Termination
	Involuntary Termination		Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$557,180	(1)	$1,671,540	(2)
RSUs (unvested)	—		617,942	(3)
Insurance Benefits	34,848	(4)	52,272	(5)
Total	$592,028		$2,341,754

(1)	Reflects a severance payment of Mr. Jamison’s annual base salary as of March 31, 2022, payable under our Severance Plan.
(2)	Reflects a lump-sum severance payment equal to two times the sum of Mr. Jamison’s base salary as of March 31, 2022, plus target annual incentive, payable under the terms of the Change in Control Agreement with Mr. Jamison.
(3)	Reflects the value of unvested RSUs and PRSUs that become vested upon a Qualifying Termination (as defined above), based on the market value of $4.12 per share on March 31, 2022, the last trading day of Fiscal 2022. In the event of a Qualifying Termination, unvested equity awards outstanding on the date of the Qualifying Termination fully accelerate and vest, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the 2017 Plan.
(4)	Reflects payment of health benefit premiums to be paid for a period of 12 months.
(5)	Reflects payment of health benefit premiums to be paid for a period of 18 months.

Mr. Hencken

			Involuntary Termination
	Involuntary Termination		Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$150,250	(1)	$435,725	(2)
RSUs (unvested)	—		236,002	(3)
Insurance Benefits	8,961	(4)	17,921	(5)
Total	$159,211		$689,648

Mr. Crouse

			Involuntary Termination
	Involuntary Termination		Related to
Executive Benefits and Payments upon Termination	without Cause		Change of Control
Cash Payments	$125,000	(1)	$459,000	(2)
RSUs (unvested)	—		209,094	(3)
Insurance Benefits	12,890	(4)	25,780	(5)
Total	$137,890		$693,874

(1)	Reflects a severance payment of six months of the executive’s base salary as of March 31, 2022, payable under our Severance Plan.

(2)	Reflects a lump sum severance payment equal to 12 months of the executive’s annual base salary plus target cash incentive compensation for the year in which the Qualifying Termination occurs, payable under the Change in Control Agreements with Mr. Hencken and Mr. Crouse.

(3)	Reflects the value of unvested RSUs and PRSUs that become vested following upon a Qualifying Termination, based on the market value of $4.12 per share on March 31, 2022, the last trading day of Fiscal 2022. In the event of a Qualifying Termination, unvested equity awards outstanding on the date of the Qualifying Termination fully accelerate and vest, assuming achievement of performance criteria at target and without reduction for any shortened performance period in the case of performance-based equity awards. Full vesting is also triggered if the acquirer of the Company does not assume the awards issued under the 2017 Plan.

(4)	Reflects payment of health benefit premiums to be paid for a period of six months. In connection with the termination of employment of Mr. Crouse effective on April 15, 2022, the Company executed a separation agreement with Mr. Crouse providing for 12 months of reimbursement of COBRA premiums.

(5)	Reflects payment of health benefit premiums to be paid for a period of 12 months.

COMPENSATION OF DIRECTORS

Following the 2021 annual meeting of stockholders held on August 27, 2021, each non-employee director received an annual grant of RSUs with a grant date of approximately $50,000, based on the value of our Common Stock on the date of grant. These RSUs will become vested upon completion of the annual term of the Board of Directors that included the date of grant.

The director fee schedule for the 2022 Fiscal Year remained unchanged. The director cash retainer was $35,000, the Chair of the Board additional cash retainer was $25,000, and the director equity retainer was $50,000. The Audit Committee Chair retainer was $17,000, the Compensation and Human Capital Committee Chair retainer was $15,000, and the Governance and Sustainability Committee Chair retainer was $10,000. Each non-employee director who served on the Audit Committee received a $8,000 annual retainer. Each non-employee director who served on the Compensation and the Governance and Sustainability Committees received a $5,000 annual retainer. Non-employee directors may elect to receive shares of Common Stock in lieu of any cash retainer, based on the fair market value of Common Stock on the date that cash would have otherwise been paid. All payments are paid quarterly in arrears. If requested, all director expenses incurred in attending the Board of Directors or committee meetings are reimbursed by the Company.

Mr. Jamison, the Company’s President and Chief Executive Officer, does not receive compensation for serving as a member of the Board of Directors. The Company uses its fiscal year in reporting compensation rather than the term of the Board of Directors. Compensation amounts may differ between the Company’s fiscal year and the term of the Company’s Board of Directors. Information about the compensation of the non-employee directors for the 2022 Fiscal Year is set forth in the table below.

	Fees Earned or	Stock
Name	Paid in Cash ($)(1)	Awards ($)(2)	Total ($)
Holly A. Van Deursen(3)	21,250	—	21,250
Paul DeWeese(4)	34,804	50,000	84,804
Yon Y. Jorden	56,500	50,000	106,500
Robert C. Flexon	70,250	50,000	120,250
Robert F. Powelson	45,500	50,000	95,500
Denise M. Wilson	54,000	50,000	104,000
Ping Fu	24,500	50,000	74,500

(1)	For each term of the Board of Directors (beginning on the date of an annual meeting of stockholders and ending on the date immediately preceding the next annual meeting of stockholders), a non-employee director may elect to receive, in lieu of all or any portion of his or her annual retainer or committee fee cash payment, a stock award. The award is calculated by dividing the amount of the fee by the fair market value of a share of Common Stock on the date the fee is payable. For the 2022 Fiscal Year, due to limited share pool availability, 100% of the amount of the aggregate directors’ fees was paid in cash.
(2)	This column represents the aggregate grant date fair value of stock awards granted during the 2021 Fiscal Year calculated in accordance with FASB ASC Topic 718, excluding the estimated impact of forfeitures related to service-based vesting conditions. For a discussion of valuation assumptions, see Note 9 to the Company’s financial statements included in the Company’s Annual Report on Form 10-K for the 2022 Fiscal Year. As of March 31, 2022, Messrs. DeWeese, Powelson, and Flexon and Mses. Van Deursen, Jorden, and Wilson each held 10,917 RSUs that will vest on the date of the Annual Meeting.
(3)	Ms. Van Deursen retired as a Director in August 2021.
(4)	Mr. Deweese resigned as a Director in March 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The tables below set forth certain information as of July 18, 2022 (unless otherwise indicated) regarding beneficial ownership of Common Stock by: (1) each director, nominee for director and NEO of the Company; (2) all directors and executive officers as a group; and (3) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock of the Company. As of July 18, 2022, there were 15,315,565 shares of Common Stock outstanding. Except as otherwise indicated, the beneficial owners listed below have sole voting and investment power with respect to all shares owned by them, except to the extent such power is shared by a spouse under applicable law. The information provided in the table below is based on the Company’s records, information filed publicly with the SEC and other information provided to the Company.

	Amount and Nature
	of Beneficial	Percent of
Name and Address of Beneficial Owner**	Ownership(1)	Class
Named Executive Officers and Directors
Darren R. Jamison	135,083	*
Frederick S. Hencken	34,964	*
James D. Crouse(2)	35,437	*
Scott W. Robinson	—	*
Robert C. Flexon	39,814	*
Yon Y. Jorden	54,742	*
Robert F. Powelson	32,105	*
Denise M. Wilson	29,473	*
Ping Fu	10,917	*
All directors, director nominees and executive officers as a group (7 persons)	302,134	2%

*	Less than one percent.

**	Unless otherwise indicated, the address of each person listed is c/o Capstone Green Energy Corporation, 16640 Stagg Street, Van Nuys, California 91406.
(1)	In computing the number of shares beneficially owned by an individual and the percentage ownership of that individual, shares of Common Stock and shares underlying options held by that individual that are currently exercisable, or will become exercisable within 60 days from July 18, 2022, are deemed outstanding. In addition, shares underlying RSUs that will vest within 60 days of July 18, 2022 are deemed outstanding. The total number of shares of Common Stock underlying options, pursuant to which such individuals have rights to acquire beneficial ownership of Common Stock within 60 days, and the total number of RSUs that vest within 60 days are as follows:

	Shares
	Underlying		Open Market
Name	Options	RSUs	Purchases
Darren R. Jamison	5,237	18,581	52,977
Frederick S. Hencken III	—	8,338	5,823
James D. Crouse	2,362	—	50
Scott W. Robinson	—	—	—
Robert C. Flexon	—	10,917	4,260
Yon Y. Jorden	—	10,917	10,000
Robert F. Powelson	—	10,917	593
Denise M. Wilson	—	10,917	3,000
Ping Fu	—	10,917	—
(2)	Mr. Crouse disclaims beneficial ownership of 100 shares transferred to his two youngest children.

Stock Ownership Guidelines In 2012, the Board of Directors established stock ownership guidelines applicable to senior executives (including the NEOs) and non-employee directors in order to further align the interests of executives and directors with the interests of stockholders. These ownership guidelines provide that the subject persons should own Common Stock equal in value to a multiple of their annual salary (or, in the case of directors, their annual retainer) as follows:

Chief Executive Officer	4 times annual base salary
Executive Vice Presidents	2 times annual base salary
Senior Vice Presidents and other NEOs	1 times annual base salary
Non-employee members of the Board of Directors	4 times annual retainer

Covered persons are expected to hold the specified amount of stock within five years from the later of June 6, 2012 or the date they become subject to the ownership guidelines. Although, the Board of Directors has extended the amount of time in which covered persons will be expected to hold the specified amount of stock based on the recent low price of the Company’s stock, the Board of Directors is committed to increasing the stock ownership of the executive team and the non-employee members of the Board of Directors within the next several years. The Board of Directors will continue to monitor progress towards the achievement of the ownership guidelines.

Clawbacks It is the policy of the Company, to the extent determined to be appropriate by the Board of Directors, in their sole discretion, based on relevant facts and circumstances, in connection with any material restatement of any financial statements included in a filing by the Company with the Securities and Exchange Commission, because of noncompliance with financial reporting requirement under federal securities laws, to require its executive officers to repay to the Company, upon demand, any excess proceeds from any incentive compensation received by the executive officer. Alternatively, the Board of Directors in their sole discretion may reduce the amount of future compensation, in accordance with applicable law, including, without limitation, any future salary, bonus or severance, or the future grant or vesting of any equity award, payable to any executive officer by an amount equal to the excess proceeds from incentive compensation received by the executive officer. Any repayment or reduction in future compensation pursuant to this policy is in addition to, and not in lieu of, any other relief available to the Company.

Anti-Hedging Policy The Company’s insider trading policy prohibits officers and directors and employees designated by the Company’s executive officers as more likely to have access to material, nonpublic information (and their family members, including spouses, minor children, or any other family members living in the same household) from engaging in short sales of the Company’s Common Stock prohibited by Section 16 of the Exchange Act, i.e., sales of shares which the insider does not own at the time of sale, or sales of Common Stock against which the insider does not deliver the shares within 20 days after the sale involving the Company’s securities, including the Company’s Common Stock, options or warrants. The insider trading policy further directs officers, directors and employees designated by the Company’s executive officers as more likely to have access to material, nonpublic information (and their family members, including spouses, minor children, or any other family members living in the same household) to obtain clearance from the Company’s Audit Committee prior to buying or selling puts, calls, other derivative securities of the Company or any derivative securities that that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities or enage in any other hedging transaction with respect to the Company’s securiites. Any request for approval of such a pledge by an insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed transaction. Any such request submitted by an insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions set forth in the Company’s trading policy.

Anti-Pledging Policy  The Company’s insider trading policy also states that no insider may pledge Company securities as collateral for a loan (or modify an existing pledge) unless the pledge has been approved by the Audit Committee of the Board of Directors. Any request for approval of such a pledge by an insider must be submitted to the Audit Committee in writing at least two (2) weeks prior to the proposed execution of documents evidencing the proposed pledge. Any such request submitted by an insider will be considered by the Audit Committee on a case-by-case basis and, if permitted, shall be subject to all of the other restrictions set forth in the Company’s trading policy.

Compliance The responsibilities and authority of the Compensation and Human Capital Committee are set forth in its charter, which is intended to set forth best practices for compensation. The members of the Compensation and Human Capital Committee are all “independent directors,” as defined under NASDAQ rules. Equity incentive awards are granted by the Compensation and Human Capital Committee in a manner that is intended to satisfy Rule 16b-3 under the Exchange Act.

PROPOSAL 4

APPROVAL OF AMENDMENT TO NOL RIGHTS AGREEMENT

The Board is asking the Company’s stockholders to ratify an amendment to the 2019 NOL Rights Plan, which was originally entered into on May 6, 2019. Such amendment (the “NOL Rights Agreement Amendment” and the NOL Rights Agreement, as amended by the NOL Rights Agreement Amendment, the “Amended NOL Rights Agreement”) extended the Final Expiration Date of the 2019 NOL Rights Plan from May 6, 2022 to May 6, 2025, subject to stockholder approval. The 2019 NOL Rights Plan was adopted by the Board in 2019 in an effort to protect stockholder value by preserving the Company’s ability to use its NOLs, not to protect against the possibility of a hostile takeover. The 2019 NOL Rights Plan was approved by the Company’s stockholders at the Company’s 2019 annual meeting of stockholders. If the Company does not receive the affirmative vote of a majority of the votes cast on this Proposal 4 at the Annual Meeting, certain rights under the 2019 NOL Rights Plan will be deemed to have expired no later than the close of business on the day following the Annual Meeting.

Background and Purpose of the NOL Rights Agreement

On On May 6, 2019, we entered into the Rights Agreement with Broadridge Financial Solutions, Inc., as rights agent (the “NOL Rights Agreement”). The NOL Rights Agreement is intended to help preserve our substantial tax assets associated with net operating loss carryforwards and certain other deferred tax assets.

Our business operations have generated significant net operating losses and unrealized tax losses (collectively, “NOLs”), and we may generate additional NOLs in future years. Under federal tax laws, we generally can use our NOLs and certain related tax credits to offset ordinary income tax paid in our prior two tax years or on our future taxable income for up to 20 years, when they “expire” for such purposes. Until they expire, we can “carry forward” NOLs and certain related tax credits that we do not use in any particular year to offset taxable income in future years. As of March 31, 2022, we had approximately $566.5 million of federal NOL carryforwards and up to $177.1 million of state operating loss carryforwards. While we cannot estimate the exact amount of NOLs that we can use to reduce our future income tax liability because we cannot predict the amount and timing of our future taxable income, we believe our NOLs are very valuable assets.

Our ability to utilize our NOLs to offset future taxable income may be significantly limited if we experience an “ownership change,” as determined under Section 382 (“Section 382”) of the Internal Revenue Code of 1986, as amended (the “Code”). Under Section 382, an “ownership change” occurs if a stockholder or a group of stockholders that is deemed to own at least 5% of our outstanding stock increases its ownership by more than 50 percentage points over its lowest ownership percentage within a rolling three-year period. If an ownership change occurs, Section 382 would impose an annual limit on the amount of our NOLs that we can use to offset taxable income equal to the product of the total value of our outstanding equity immediately prior to the ownership change (reduced by certain items specified in Section 382) and the federal long-term tax-exempt interest rate in effect for the month of the ownership change. A number of complex rules apply in calculating this annual limit.

If an ownership change were to occur, the limitations imposed by Section 382 could result in a material amount of our NOLs expiring unused and, therefore, significantly impair the value of our NOLs. While the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred, we do not currently believe that an ownership change has occurred. Accordingly, the NOL Rights Agreement is intended to reduce the likelihood of an ownership change. However, if no action is taken, we believe it is possible that we could experience an ownership change in the future.

In connection with the NOL Rights Agreement, the Board of Directors authorized and declared a dividend distribution of one preferred stock purchase right (a “New Right”) for each share of our Common Stock authorized and outstanding. Each New Right entitles the registered holder to purchase from us a unit consisting of one one-thousandth of a share of Series B Junior Participating Preferred Stock, par value $0.001 per share, at a purchase price of $5.22 per unit, subject to adjustment. The description and terms of the New Rights are set forth in the NOL Rights Agreement.

The New Rights will not be exercisable until the earlier to occur of (i) the close of business on the tenth business day after a public announcement or filing that a person has, or group of affiliated or associated persons or persons acting in concert have, become an “Acquiring Person,” which is defined as a person or group of affiliated or associated persons or persons acting in concert who, at any time after the date of the NOL Rights Agreement, have acquired, or obtained the right to acquire, beneficial ownership of 4.99% or more of our outstanding shares of Common Stock, subject to certain exceptions or (ii) the close of business on the tenth business day after the commencement of, or announcement of an intention to commence, a tender offer or exchange offer the consummation of which would result in any person becoming an Acquiring Person (the earlier of such dates being called the “Distribution Date”). Certain synthetic interests in securities created by derivative positions, whether or not such interests are considered to be ownership of the underlying Common Stock or are reportable for purposes of Regulation 13D of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are treated as beneficial ownership of the number of shares of Common Stock equivalent to the economic exposure created by the derivative position, to the extent actual shares of the Common Stock are directly or indirectly held by counterparties to the derivatives contracts.

Pursuant to the Amended NOL Rights Agreement, the New Rights, which are not exercisable until the Distribution Date, will expire prior to the earliest of (i) May 6, 2025 or such later day as may be established by the Board prior to the expiration of the New Rights, provided that the extension is submitted to the Company’s stockholders for ratification at the next annual meeting of stockholders of the Company succeeding such extension; (ii) the time at which the New Rights are redeemed pursuant to the NOL Rights Agreement; (iii) the time at which the New Rights are exchanged pursuant to the NOL Rights Agreement; (iv) the time at which the New Rights are terminated upon the occurrence of certain transactions; (v) the close of business on the first day after the Company’s 2019 annual meeting of stockholders, if approval by the stockholders of the Company of the NOL Rights Agreement has not been obtained on or prior to the close of business on the first day after the Company’s 2019 annual meeting of stockholders; (vi) the close of business on the effective date of the repeal of Section 382, if the Board determines that the NOL Rights Agreement is no longer necessary or desirable for the preservation of Tax Benefits; and (vii) the close of business on the first day of a taxable year of the Company to which the Board determines that no Tax Benefits are available to be carried forward (the earliest of (i), (ii), (iii), (iv), (v), (vi) and (vii) is referred to as the “Expiration Date”). As such, the Company is soliciting stockholder approval to ratify the Amended NOL Rights Agreement. If stockholders do not ratify the Amended NOL Rights Agreement, the New Rights will expire on the first day after the Annual Meeting.

Description of the 2019 NOL Rights Plan

The following description of the 2019 NOL Rights Plan is qualified in its entirety by reference to the text of the 2019 NOL Rights Plan, which is attached to this Proxy Statement as Appendix C. We urge you to read carefully the Amended NOL Rights Agreement in its entirety as the discussion below is only a summary.

The 2019 NOL Rights Plan is intended to protect stockholder value by reducing the risk of a Section 382 ownership change, thereby preserving our ability to use the NOLs. Although the 2019 NOL Rights Plan is intended to reduce the likelihood of an “ownership change” that could adversely affect us, we cannot assure that it would prevent all transfers that could result in such an “ownership change.”

The 2019 NOL Rights Plan is intended to act as a deterrent to an Acquiring Person acquiring 4.99% or more of our outstanding common stock without the approval of our Board. Any rights held by an Acquiring Person are void and may not be exercised.

With respect to certificates representing shares of Common Stock outstanding as of the Record Date (as defined in the 2019 NOL Rights Plan), until the Distribution Date, the New Rights are evidenced by such certificates for shares of Common Stock registered in the names of the holders thereof, and not by separate Rights Certificates, as described further below. With respect to book entry shares of Common Stock outstanding as of the Record Date, until the Distribution Date, the New Rights are evidenced by the balances indicated in the book entry account system of the transfer agent for the Common Stock. Until the earlier of the Distribution Date and the Expiration Date, as described below, the transfer of any shares of Common Stock outstanding on the Record Date will also constitute the transfer of the New Rights associated with such shares of Common Stock. As soon as practicable after the Distribution Date, separate certificates evidencing the New Rights (“Right Certificates”) will be mailed to holders of record of the Common Stock as of the close of business on the Distribution Date, and such Right Certificates alone will evidence the New Rights.

Each share of Preferred Stock will be entitled, when, as and if declared, to a preferential per share quarterly dividend payment equal to the greater of (i) $1.00 per share or (ii) an amount equal to 1,000 times the aggregate quarterly dividend declared per share of Common Stock since the immediately preceding quarterly dividend payment date for the Common Stock (or, with respect to the first quarterly dividend payment on the Common Stock, since the first issuance of the Preferred Stock). Each share of Preferred Stock will entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Company. In the event of any merger, consolidation or other transaction in which shares of Common Stock are converted or exchanged, each share of Preferred Stock will be entitled to receive 1,000 times the amount received per one share of Common Stock.

The Exercise Price (as defined in the 2019 NOL Rights Plan) payable, and the number of shares of Preferred Stock or other securities or property issuable, upon exercise of the New Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of the Preferred Stock, (ii) upon the grant to holders of the Preferred Stock of certain rights or warrants to subscribe for or purchase Preferred Stock or convertible securities at less than the then-current market price of the Preferred Stock or (iii) upon the distribution to holders of the Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in Preferred Stock) or of subscription rights or warrants (other than those referred to above). The number of outstanding New Rights and the number of one one-thousandths of a Preferred Stock issuable upon exercise of each New Right are also subject to adjustment in the event of a stock split, reverse stock split, stock dividends and other similar transactions.

In the event that, after a person or a group of affiliated or associated persons has become an Acquiring Person, the Company is acquired in a merger or other business combination transaction, or 50% or more of the Company’s assets or earning power are sold, proper provision will be made so that each holder of a New Right will thereafter have the right to receive, upon the exercise thereof at the then-current exercise price of the New Right, that number of shares of common stock of the acquiring company having a market value at the time of that transaction equal to two times the Exercise Price.

With certain exceptions, no adjustment in the Exercise Price will be required unless such adjustment would require an increase or decrease of at least one percent (1%) in the Exercise Price. No fractional shares of Preferred Stock will be issued (other than fractions which are integral multiples of one one-thousandth of a share of Preferred Stock, which may, at the election of the Company, be evidenced by depositary receipts) and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Stock on the trading day immediately prior to the date of exercise.

At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition of beneficial ownership by such Acquiring Person of 50% or more of the outstanding shares of Common Stock, the Board, at its option, may exchange each New Right (other than New Rights owned by such person or group of affiliated or associated persons which will have become void), in whole or in part, at an exchange ratio of two shares of Common Stock per outstanding New Right (subject to adjustment).

At any time before any person or group of affiliated or associated persons becomes an Acquiring Person, the Board may redeem the New Rights in whole, but not in part, at a price of $0.001 per New Right (subject to certain adjustments) (the “Redemption Price”). The redemption of the New Rights may be made effective at such time, on such basis and with such conditions as the Board in its sole discretion may establish.

Immediately upon the action of the Board electing to redeem or exchange the New Rights, the Company shall make announcement thereof, and upon such election, the right to exercise the New Rights will terminate and the only right of the holders of New Rights will be to receive the Redemption Price.

Until a New Right is exercised or exchanged, the holder thereof, as such, will have no rights as a stockholder of the Company, including, without limitation, the right to vote or to receive dividends.

The Board may amend or supplement the NOL Rights Agreement without the approval of any holders of New Rights, including, without limitation, in order to (a) cure any ambiguity, (b) correct inconsistent provisions, (c) alter time period provisions or (d) make additional changes to the NOL Rights Agreement that the Board deems necessary or desirable. However, from and after any person or group of affiliated or associated persons becomes an Acquiring Person, the NOL Rights Agreement may not be supplemented or amended in any manner that would adversely affect the interests of the holders of New Rights.

Certain Considerations Related to the NOL Rights Agreement

Our Board of Directors believes that attempting to protect the tax benefits of our NOLs as described above is in our and our stockholders’ best interests; however, we cannot eliminate the possibility that an ownership change will occur even if the Amended NOL Rights Agreement is ratified. Please consider the items discussed below in voting on Proposal 4.

The IRS could challenge the amount of our NOLs or claim we experienced an ownership change, which could reduce the amount of our NOLs that we can use or eliminate our ability to use them altogether.

The IRS has not audited or otherwise validated the amount of our NOLs. The IRS could challenge the amount of our NOLs, which could limit our ability to use our NOLs to reduce our future taxable income. In addition, the complexity of Section 382’s provisions and the limited knowledge any public company has about the ownership of its publicly traded stock make it difficult to determine whether an ownership change has occurred. Therefore, we cannot assure you that the IRS will not claim that we experienced an ownership change and attempt to reduce or eliminate the benefit of our NOLs even if the NOL Rights Agreement is in place.

Continued Risk of Ownership Change

Although the NOL Rights Agreement is intended to reduce the likelihood of an ownership change, we cannot assure you that it would prevent any transfers of our Common Stock that could result in such an ownership change.

Potential Anti-Takeover Impact

The reason our Board of Directors approved the Amended NOL Rights Agreement and is recommending that it be ratified by our stockholders is to preserve the long-term value of our NOLs. However, the Amended NOL Rights Agreement could also be deemed to have an anti-takeover effect because, among other things, it restricts the ability of a person, entity or group to accumulate more than 4.99% of our Common Stock and the ability of persons, entities or groups now owning more than 4.99% of our Common Stock to acquire additional shares of our Common Stock without the prior approval of our Board and because an Acquiring Person may be diluted upon the occurrence of a triggering event. Accordingly, the overall effects of the Amended NOL Rights Agreement may render more difficult, or discourage, a merger, tender offer, proxy contest or assumption of control by a substantial holder of our securities.

The foregoing description of the terms of the 2019 NOL Rights Agreement summarizes only the material terms of the 2019 NOL Rights Agreement, does not purport to be complete and is qualified in its entirety by reference to the 2019 NOL Rights Agreement, which was filed as Exhibit 4.2 to our Current Report on Form 8-K filed with the SEC on May 6, 2019.

Vote Required

A quorum being present, the affirmative vote of a majority of the votes cast at the Annual Meeting is required for the ratification of the Amended NOL Rights Agreement (meaning the number of shares voted “for” the proposal must exceed the number of shares voted “against” the proposal). For purposes of determining whether this proposal has passed, abstentions and broker non-votes will have no effect on this proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE AMENDED NOL RIGHTS AGREEMENT TO HELP PRESERVE THE VALUE OF THE OUR OPERATING LOSS CARRYFORWARDS AND CERTAIN OTHER DEFERRED TAX ASSETS.

PROPOSAL 5

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our stockholders are being asked to ratify the appointment by the Audit Committee of Marcum LLP (“Marcum”) to serve as our independent registered public accounting firm for the fiscal year ending March 31, 2022. Marcum is considered by management to be well qualified. The Audit Committee is solely responsible for selecting our independent registered public accounting firm, and stockholder approval is not required to appoint Marcum as our independent registered public accounting firm for the fiscal year ending March 31, 2023. However, the Audit Committee believes that submitting the appointment of Marcum to the stockholders for ratification is good corporate governance. If the stockholders do not ratify this appointment, the audit committee will reconsider whether to retain Marcum. If the selection of Marcum is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time it decides that such a change would be in our best interest and the best interest of the stockholders. Representatives of Marcum are expected to be present at the Annual Meeting and will have an opportunity to make any statement they consider appropriate and to respond to any appropriate stockholders’ questions at that time.

Fees Paid to the Independent Registered Public Accounting Firm

The table below provides information concerning fees for services rendered by our current principal independent registered public accounting firm, Marcum, for the audit of our annual consolidated financial statements for the fiscal years ended March 31, 2022 and March 31, 2021. All fees described below were pre-approved by the Audit Committee.

	Amount of Fees
Description of Fees	2022	2021
Audit Fees	$424,784	$405,065
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$424,784	$405,065

Audit Fees These fees were primarily for professional services rendered by Marcum in connection with the audit of the Company’s consolidated annual financial statements and reviews of the interim condensed consolidated financial statements included in the Company’s quarterly reports on Form 10-Q for the first three fiscal quarters of the 2022 Fiscal Year and the 2021 Fiscal Year, respectively. The fees also relate to Marcum’s comfort letters and consents related to SEC filings.

Vote Required

A quorum being present, the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote is required for the ratification the selection of Marcum LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2023. For purposes of determining whether this proposal has passed, abstentions will have the effect of a vote AGAINST the proposal.

RECOMMENDATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF MARCUM LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING MARCH 31, 2023.

Pre-approval of Services Performed by the Independent Registered Public Accounting Firm

The Audit Committee has implemented procedures for the advance approval of all audit and non-audit services to be performed by the independent registered public accounting firm, whereby the Audit Committee must approve all services prior to the commencement of work. Unless the specific service has been pre-approved in accordance with the Audit Committee’s charter for the current year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee considers whether the proposed provision of any non-audit services by the independent registered public accounting firm is compatible with maintaining the firm’s independence. The Audit Committee consults with management prior to the Company’s engagement of the independent registered public accounting firm for all audit and non-audit services. The Audit Committee has delegated its authority to pre-approve non-audit services up to an amount of $75,000 in the aggregate in any fiscal year to the Chair of the Audit Committee. The Audit Committee approved in accordance with applicable law 100% of the Audit-Related Fees, Tax Fees, and All Other Fees to Marcum during Fiscal 2022. The Audit Committee has considered whether the provision of non-audit services is compatible with maintaining the independence of Marcum LLP.

OTHER INFORMATION

Code of Business Conduct and Code of Ethics

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees of the Company. All directors, officers and employees of the Company are expected to be committed to the highest standards of honest, ethical and legal behavior. The Board of Directors reviews the Code of Business Conduct and Ethics on an annual basis or more often, if necessary. The Code of Business Conduct and Ethics is available on the Company’s website at www.capstonegreenenergy.com.

Corporate Governance Principles

The Company takes corporate governance responsibilities very seriously. In July 2004, the Board of Directors adopted Corporate Governance Principles to address the Board of Directors’ governance role and functions. The Corporate Governance Principles describe the role of the Board of Directors and provide a framework for, among other things, issues such as director selection and qualifications, director compensation, meetings of the Board of Directors, selection of the Chief Executive Officer and director orientation and continuing education. The Board of Directors reviews and updates the Company’s Corporate Governance Principles on an annual basis (including in 2020) or more often, if necessary. The Corporate Governance Principles are available on the Company’s website at www.capstonegreenenergy.com.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of the Company’s equity securities. The Company endeavors to assist officers and directors in making these filings. Based solely on its review of the reports filed with the SEC during the Company’s fiscal year ended March 31, 2022, the Company believes that all reporting requirements under Section 16(a) for the fiscal year ended March 31, 2022 were met in a timely manner by its directors, executive officers, and greater than 10% beneficial owners, except for the following late filings: (1) Filing made by Mr. Nino Tavitian in connection with the grant of 1,000 restricted stock units, the information for which was filed on Form 4 on August 31, 2021, and (2) Filing made by Mr. Hencken in connection with the withholding of 2,670 shares to cover the tax liability resulting from the vesting of restricted stock units, the information for which was filed on Form 4 on January 7, 2022.

Related Person Transactions Policies and Procedures

The Audit Committee has adopted written policies and procedures regarding related party transactions. The policies and procedures require that the Audit Committee, whose members are all independent directors, review and approve all related party transactions. This review covers any material transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships, in which we were or are to be a participant, and a related person had or will have a direct or indirect material interest, including, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. A “related person” is any person who is or was one of our executive officers, directors or director nominees or is a holder of more than 5% of our Common Stock, or their immediate family members or any entity owned or controlled by any of the foregoing persons. In determining whether to approve or ratify a related party transaction, the Audit Committee considers, among other factors, whether the related party transaction is on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related person’s interest in the transaction and, in the case of directors and officers, whether the provisions of Section 144 of the Delaware General Corporation Law have been met. Any director who is a related person with respect to a transaction under review may not participate in the discussion or approval of the transaction.

Certain Related-Person Transactions

On May 20, 2022, the Company entered into a National Account Agreement with Capstone Engineered Solutions (“CES”), a corporation wholly owned by our former Chief Revenue Officer Mr. Crouse. Under the terms of the National Account Agreement, CES is authorized to market, actively promote, and sell the Company’s Products, Parts, and Service. The dollar value of this contract will depend on the amount of sales generated by CES. On May 20.

2022, the Company also entered into a Consulting Agreement with CES, whereby CES will provide certain engineering services to the Company on an as needed basis, at a rate of $150 per hour. Additionally on May 10. 2022, the Company entered into an agreement with CES, whereby CES will provide general contract and installation services for one of the Company’s Energy as a Service projects for approximately $0.2 million.

In connection with the measures taken to reduce expenses as described under “Compensation of Directors and Officers,” we terminated Mr. Crouse’s employment effective April 15, 2022.

Additional Information

Capstone is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the SEC. Reports, proxy statements and other information filed by Capstone may be inspected without charge and copies obtained upon payment of prescribed fees from the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. Information regarding the Public Reference Room may be obtained by calling (800) SEC-0330. In addition, the filings made by Capstone with the SEC may be accessed by way of the SEC’s Internet address, www.sec.gov.

A copy of this Proxy Statement and our 2022 Annual Report has been posted on the Internet and is available by following the instructions in the Notice of Internet Availability. Capstone will undertake to provide promptly without charge to each person to whom a copy of the proxy statement is delivered, upon the written request of any such person, a copy of Capstone’s Annual Report on Form 10-K for the period ended March 31, 2022 as filed with the SEC. Requests for such copies should be addressed to: Capstone Green Energy Corporation, 16640 Stagg Street, Van Nuys, California 91406, Attn: Investor Relations. Requests can also be made by calling the Company at 818-407-3628. We will deliver promptly a separate copy upon written or oral request.

Appendix A

CAPSTONE GREEN ENERGY CORPORATION

2017 EQUITY INCENTIVE PLAN

AS AMENDED THROUGH APRIL 7, 2022

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Capstone Green Energy Corporation 2017 Equity Incentive Plan, as amended (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Capstone Green Energy Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its businesses to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Administrator” means either the Board or the Compensation and Human Capital Committee of the Board or a similar committee performing the functions of the Compensation and Human Capital Committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock Awards, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights.

“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Consultant” means any natural person that provides bona fide services to the Company, and such services are not in connection with the offer or sale of securities in a capital-raising transaction and do not directly or indirectly promote or maintain a market for the Company’s securities.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.

“Effective Date” means the date on which the Plan becomes effective as set forth in Section 20.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the fair market value of the Stock determined in good faith by the Administrator; provided, however, that if the Stock is admitted to quotation on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market or another national securities exchange, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, funds from operations or similar measure, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, margins, operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Administrator may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, and (v) any item of an unusual nature or of a type that indicates infrequency of occurrence, or both, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition of operations appearing the Company’s annual report to stockholders for the applicable year.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Restricted Shares” means the shares of Stock underlying a Restricted Stock Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.

“Restricted Stock Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding stock immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding stock or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Stock of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $0.001 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a)Administration of Plan. The Plan shall be administered by the Administrator.

(b)Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i)          to select the individuals to whom Awards may from time to time be granted;

(ii)         to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards, Cash-Based Awards and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;

(iii)        to determine the number of shares of Stock to be covered by any Award;

(iv)        to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;

(v)         to accelerate at any time the exercisability or vesting of all or any portion of any Award in circumstances involving the grantee’s death or disability;

(vi)        subject to the provisions of Section 5(c), to extend at any time the period in which Stock Options may be exercised; and

(vii)       at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c)Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not Covered Employees. Any such delegation by the Administrator shall include a limitation as to the amount of Stock underlying Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d)Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the event employment or service terminates.

(e)Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

(f)Foreign Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Subsidiaries operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Subsidiaries shall be covered by the Plan;

(ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a)Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,500,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan:  (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 2,500,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b)Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $300,000. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.

(c)Changes in Stock. Subject to Section 3(d) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Stock Options, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum number of shares that may be granted under a Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the exercise price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(d)Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Stock Appreciation Rights that are not exercisable immediately prior to the effective time of the Sale Event shall become fully exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals shall become vested and nonforfeitable in connection with a Sale Event based on the Administrator’s determination of actual performance measured and/or prorated targets as of immediately prior to such Sale Event. If actual performance cannot be determined, prorated Awards will be paid based on target achievement, subject to proration based on the number of whole months that the Participant worked during the Performance Cycle and prior to such Sale Event as a percentage of the total Performance Cycle. In the event of such termination, (i) the

Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested shares of Stock under such Awards.

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and Consultants of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a)Award of Stock Options. The Administrator may grant Stock Options under the Plan. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable; provided, that, the vesting period applicable to any Stock Options may not be less than one year except in the case of a Sale Event. If the Administrator so determines, Stock Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.

(b)Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c)Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d)Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Stock Option. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e)Method of Exercise. Stock Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Option Award Certificate:

(i)          In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii)         Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of shares of Stock that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii)        By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or

(iv)        With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f)Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a)Award of Stock Appreciation Rights. The Administrator may grant Stock Appreciation Rights under the Plan. A Stock Appreciation Right is an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of a share of Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

(b)Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(c)Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(d)Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator provided, that, the vesting period applicable to any Stock Appreciation Rights may not be less than one year except in the case of a Sale Event. The term of a Stock Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

SECTION 7. RESTRICTED STOCK AWARDS

(a)Nature of Restricted Stock Awards. The Administrator may grant Restricted Stock Awards under the Plan. A Restricted Stock Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives.

(b)Rights as a Stockholder. Upon the grant of the Restricted Stock Award and payment of any applicable purchase price, a grantee shall have the rights of a stockholder including, the right to vote such Restricted Shares and, subject to the provisions of this Section 7(b), the right to receive dividends. Any dividends (whether payable in cash or shares of Stock) with respect to the Restricted Shares shall be withheld by the Company for the Participant’s account, and interest may be credited on the amount of such dividends withheld at a rate and subject to such terms as determined by the Administrator. The dividends so withheld by the Administrator and attributable to any particular Restricted Share (and earnings thereon, if applicable) shall become distributable to the Participant in cash or, at the discretion of the Administrator, in shares of Stock having a Fair Market Value equal to the amount of such dividends if applicable, only upon the release of restrictions on such share of Stock and, if payable hereunder, shall be paid to the grantee within ten (10) days after the release of such restrictions. If any particular Restricted Share is forfeited, the Participant shall have no right to any such dividend withheld pursuant to this Section 7(b). Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe

(c)Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d)Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse; provided, that, such period may not be less than one year except in the case of a Sale Event. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”

SECTION 8. RESTRICTED STOCK UNITS

(a)Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives; provided, that, such period may not be less than one year except in the case of a Sale Event. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b)Election to Receive Restricted Stock Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Stock Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Stock Units based on the Fair Market Value of Stock on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Stock Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.

(c)Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of Restricted Stock Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the stock units underlying his Restricted Stock Units, subject to such terms and conditions as the Administrator may determine; provided that the Dividend Equivalent Rights shall be subject to the same vesting requirements as the underlying Award.

(d)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

Grant or Sale of Unrestricted Stock. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each

Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a)Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b)Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c)Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d)Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 200,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $3,000,000 in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 12. DIVIDEND EQUIVALENT RIGHTS

(a)Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the shares of Stock specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Stock Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Notwithstanding anything herein to the contrary, Dividend Equivalent Right shall not be paid with respect to Options or Stock Appreciation Rights. Dividend Equivalent Rights with respect to a Restricted Stock Award, Restricted Stock Unit or Performance-Based Awards shall be subject to the same vesting requirements as the underlying Award; in no event shall Dividend Equivalent Rights be paid on any such Award prior to the date on which such Award has become vested (such Dividend Equivalents shall be payable upon fixed dates or events in accordance with the requirements of Section 409A). Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional shares of Stock, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or shares of Stock or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Stock Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.

(b)Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 17 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 13. Transferability of Awards

(a)Transferability. Except as provided in Section 13(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b)Administrator Action. Notwithstanding Section 13(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Stock Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.

(c)Family Member. For purposes of Section 13(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d)Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 14. TAX WITHHOLDING

(a)Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b)Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that, to the extent necessary to avoid adverse accounting treatment such share withholding may be limited to the minimum required tax withholding obligation. The Administrator may also require Awards to be subject to mandatory share withholding up to the required withholding amount. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Stock includible in income of the Participants.

SECTION 15. SECTION 409A AWARDS

To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. In this regard, if any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any such Award may not be accelerated except to the extent permitted by Section 409A.

SECTION 16. TERMINATION OF EMPLOYMENT, TRANSFER, LEAVE OF ABSENCE, ETC.

(a)Termination of Employment. If the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment for purposes of the Plan.

(b)For purposes of the Plan, the following events shall not be deemed a termination of employment:

(i)          a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(ii)         an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 17. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(c) or 3(d), without prior stockholder approval, in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash or other Awards. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code, or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 17 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c) or 3(d).

SECTION 18. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 19. GENERAL PROVISIONS

(a)No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b)Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c)Stockholder Rights. Dividends shall be paid on a Restricted Stock Award as provided under Section 7(b) of the Plan. Until Stock is deemed delivered in accordance with Section 19(b), or is otherwise held by the Company in accordance with Section 7(b) of the Plan, no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d)Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e)Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.

(f)Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 20. EFFECTIVE DATE OF PLAN

This Plan, as amended, became effective on the Effective Date. No grants of Stock Options and other Awards may be made hereunder after August 31, 2017 and no grants of Incentive Stock Options may be made hereunder after June 30, 2027.

SECTION 21. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the state of incorporation of the Company, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: April 7, 2022

DATE APPROVED BY STOCKHOLDERS: August 27, 2021

AMENDMENT NO. 6 TO THE CAPSTONE GREEN ENERGY CORPORATION
2017 EQUITY INCENTIVE PLAN

This Amendment No. 6 (this “Amendment”) to the Capstone Green Energy Corporation 2017 Equity Incentive Plan (the “Plan”), of Capstone Green Energy Corporation, a Delaware corporation (the “Company”) is effective as of the date of approval by the Company’s stockholders (the “Effective Date”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Plan.

As of the Effective Date, the Plan shall be amended as follows:

1.	Section 3(a) of the Plan is hereby deleted in its entirety and replaced with the following:

a.	Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 2,500,000 shares, subject to adjustment as provided in this Section 3. For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Notwithstanding the foregoing, the following shares shall not be added to the shares authorized for grant under the Plan: (i) shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, and (ii) shares subject to a Stock Appreciation Right that are not issued in connection with the stock settlement of the Stock Appreciation Right upon exercise thereof. In the event the Company repurchases shares of Stock on the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, no more than 200,000 shares of Stock may be granted to any one individual grantee during any one calendar year period, and no more than 2,500,000 shares of the Stock may be issued in the form of Incentive Stock Options. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

2.	Except as expressly amended by this Amendment, the Plan shall continue in full force and effect in accordance with the provisions thereof.

[signature page to follow]

IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the date first written above.

CAPSTONE GREEN ENERGY CORPORATION

By:

Name:

Title:

Appendix B

CAPSTONE GREEN ENERGY CORPORATION AND SUBSIDIARIES

RECONCILAITION OF NET LOSS, AS REPORTED TO ADJUSTED EBITDA

Year Ended March 31, 2022 (Fiscal 2022)

(In thousands)

Net loss, as reported	$(20,211)
Interest expense	5,004
Provision for income taxes	19
Depreciation and amortization	1,915
EBITDA	$(13,273)
Gain on debt extinguishment	(2,610)
Stock-based compensation and other expense	2,258
Non-recurring legal costs related to settlement	750
Other non-recurring legal costs	132
Adjusted EBITDA	$(12,743)

To supplement the company’s unaudited financial data presented on a generally accepted accounting principles (GAAP) basis, management has presented Adjusted EBITDA, a non-GAAP financial measure. This non-GAAP financial measure is among the indicators management uses as a basis for evaluating the company’s financial performance as well as for forecasting future periods. Management establishes performance targets, annual budgets and makes operating decisions based in part upon this metric. Accordingly, disclosure of this non-GAAP financial measure provides investors with the same information that management uses to understand the company’s economic performance year-over-year.

EBITDA is defined as net income before interest, provision for income taxes, and depreciation and amortization expense. Adjusted EBITDA is defined as EBITDA before gain on debt extinguishment, additional PPP loan forgiveness, stock-based compensation and other expense, and non-recurring legal costs. Gain on debt extinguishment and additional PPP loan forgiveness relates to the Paycheck Protection Program loan forgiveness. Stock-based compensation and other expense includes expense related to stock issued to employees, directors, and vendors. Legal settlements represents legal settlements for employment related matters.

Adjusted EBITDA is not a measure of the company’s liquidity or financial performance under GAAP and should not be considered as an alternative to, net income or any other performance measure derived in accordance with GAAP, or as an alternative to cash flows from operating activities as a measure of liquidity.

While management believes that the non-GAAP financial measure provides useful supplemental information to investors, there are limitations associated with the use of this measure. This measure is not prepared in accordance with GAAP and may not be directly comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation. Management compensates for these limitations by relying primarily on the company’s GAAP results and by using Adjusted EBITDA only supplementally and by reviewing the reconciliation of the non-GAAP financial measure to its most comparable GAAP financial measure.

Non-GAAP financial measures are not in accordance with, or an alternative for, generally accepted accounting principles in the United States. The company’s non-GAAP financial measures are not meant to be considered in isolation or as a substitute for comparable GAAP financial measures and should be read only in conjunction with the company’s consolidated financial statements prepared in accordance with GAAP.